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                                                                   EXHIBIT 10.17

                           PURCHASE AND SALE AGREEMENT

                                 By and Between

                         GENTIVA HEALTH SERVICES, INC.,

                                   as Seller,

                                       and

                               GS ACQUISITION CO.,

                                    as Buyer



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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

Section 1.1         Purchase and Sale of Assets...............................1
Section 1.2         Excluded Assets...........................................3
Section 1.3         Terms Related to the Purchase and Sale of Assets..........4
Section 1.4         Limitation of Warranty....................................4
Section 1.5         Transfer of Know-How......................................5
Section 1.6         Instruments of Conveyance and Transfer, Etc...............5

                                   ARTICLE II

                    ASSIGNMENT AND ASSUMPTION OF LIABILITIES

Section 2.1         Assumption of Liabilities by Buyer........................5
Section 2.2         Retained Liabilities......................................7

                                   ARTICLE III

                                 PURCHASE PRICE

Section 3.1         Purchase Price............................................8
Section 3.2         Purchase Price Adjustment.................................8
Section 3.3         Reimbursement for Uncollectable Receivables..............10

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

Section 4.1         Representations and Warranties of the Seller.............12
Section 4.2         Representations and Warranties of Buyer..................22

                                    ARTICLE V

                             COVENANTS OF THE SELLER

Section 5.1         Pre-Closing Activities...................................23
Section 5.2         Compliance with Laws.....................................25
Section 5.3         Approvals and Consents...................................25
Section 5.4         Further Assurances.......................................25


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                                                                            Page

Section 5.5         Confidentiality Agreements...............................25
Section 5.6         Protection of Confidential Information...................25
Section 5.7         Solicitation of Employees................................26
Section 5.8         Non-Competition..........................................26
Section 5.9         Access to Information....................................28
Section 5.10        Notification of Certain Events...........................28
Section 5.11        Exclusivity..............................................29

                                   ARTICLE VI

                               COVENANTS OF BUYER

Section 6.1         Pre-Closing Activities...................................29
Section 6.2         Compliance with Laws.....................................29
Section 6.3         Approvals and Consents...................................29
Section 6.4         Further Assurances.......................................29
Section 6.5         Preservation of Books and Records; Post-Closing Access...29
Section 6.6         Protection of Confidential Information...................30
Section 6.7         Solicitation of Employees................................30
Section 6.8         Insurance................................................30
Section 6.9         Name Change..............................................30
Section 6.10        Workers' Compensation....................................31
Section 6.11        Financing................................................31

                                   ARTICLE VII

                        FURTHER COVENANTS OF THE PARTIES

Section 7.1         Nonassignable Contracts and Permits......................31
Section 7.2         Conduct of Litigation....................................32
Section 7.3         Sales and Transfer Taxes.................................32
Section 7.4         Transition Services Agreement............................32
Section 7.5         Efforts to Consummate....................................33
Section 7.6         Contract/Administrative Employees........................33
Section 7.7         Co-Located Properties....................................33

                                  ARTICLE VIII

                                EMPLOYEE MATTERS

Section 8.1         Employees................................................34
Section 8.2         Employee Benefit Plans for Continuing Employees..........34
Section 8.3         Pension Plans............................................34


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                                                                            Page

Section 8.4         Welfare and Fringe Benefits Generally....................35
Section 8.5         Options..................................................36
Section 8.6         Miscellaneous............................................36

                                   ARTICLE IX

                                   TAX MATTERS

Section 9.1         Obligations and Taxes....................................37
Section 9.2         Cooperation..............................................37
Section 9.3         Access to and Destruction of Books and Records...........38
Section 9.4         Confidentiality..........................................38
Section 9.5         Allocation of Purchase Price.............................38
Section 9.6         Section 338 Election.....................................38

                                    ARTICLE X

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

Section 10.1        Compliance by Buyer......................................39
Section 10.2        Certificates, etc. from Buyer............................39
Section 10.3        No Legal Action..........................................39
Section 10.4        Instruments of Assumption................................40
Section 10.5        Purchase Price...........................................40
Section 10.6        HSR Act..................................................40
Section 10.7        Legal Opinion............................................40
Section 10.8        Escrow Agreement.........................................40
Section 10.9        General..................................................40

                                   ARTICLE XI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 11.1        Compliance by the Seller.................................40
Section 11.2        Certificates from the Seller.............................41
Section 11.3        No Legal Action..........................................41
Section 11.4        Instruments of Conveyance................................41
Section 11.5        HSR Act..................................................41
Section 11.6        Stock Certificates.......................................41
Section 11.7        Legal Opinion............................................42
Section 11.8        Ancillary Agreements.....................................42
Section 11.9        Resignation of Officers and Directors....................42
Section 11.10       FIRPTA Certificate.......................................42


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                                                                            Page

Section 11.11       General..................................................42
Section 11.12       No Material Adverse Effect...............................42
Section 11.13       Debt Financing...........................................42

                                   ARTICLE XII

                                     CLOSING

Section 12.1        The Closing..............................................42

                                  ARTICLE XIII

                                 INDEMNIFICATION

Section 13.1        Seller's Indemnity.......................................43
Section 13.2        Buyer's Indemnity........................................43
Section 13.3        Indemnity Procedure......................................44
Section 13.4        Limitations of Indemnities...............................45
Section 13.5        Remedies.................................................46

                                   ARTICLE XIV

                          TERMINATION OF THIS AGREEMENT

Section 14.1        Termination..............................................46
Section 14.2        Termination Fee..........................................46
Section 14.3        Effect of Termination....................................47

                                   ARTICLE XV

                                  MISCELLANEOUS

Section 15.1        Amendments...............................................47
Section 15.2        Waivers..................................................47
Section 15.3        Public Announcements.....................................47
Section 15.4        Notices..................................................47
Section 15.5        Entire Agreement.........................................48
Section 15.6        Assignability; Third-Party Rights........................48
Section 15.7        Governing Law............................................49
Section 15.8        Headings.................................................49
Section 15.9        Counterparts.............................................49
Section 15.10       Waiver of Bulk Transfer Requirements.....................49
Section 15.11       Expenses.................................................49


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                                                                            Page

Section 15.12       Severability.............................................49

                                   ARTICLE XVI

                                   DEFINITIONS

Section 16.1        Definitions..............................................50
Section 16.2        Other Defined Terms......................................53
Section 16.3        Gender; Numbers..........................................55


Disclosure Schedule

1.1(b)                Subsidiaries Exclusively in the Business
1.1(e)                Real Property
1.1(f)                Personal Property
1.1(h)                Operating Permits
1.1(m)                Intellectual Property
1.2(b)                Intellectual Property Rights
2.1(b)                Warranty Policies and Agreements
4.1(b)                Ownership of Transferred Subsidiaries
4.1(c)                Violations or Defaults
4.1(d)                Governmental Consents and Approvals
4.1(f)                Financial Statements
4.1(g)                No Undisclosed Liabilities
    -
4.1(h)                Certain Changes
4.1(i)                Litigation
4.1(j)                Compliance with Laws
4.1(k)                Material Agreements
4.1(l)(A)             Collective Bargaining Agreements
4.1(l)(B)             Labor Disputes
4.1(l)(C)             Labor Practices
4.1(m)                Employee Benefit Plans
4.1(n)                Taxes
4.1(p)                Insurance Policies
4.1(q)                Title to Assets as of the Closing Date
4.1(r)                Licenses
4.1(t)                Leased Real Property
4.1(u)                Intellectual Property
4.1(v)                Customers and Suppliers
4.1(w)                Affiliate Transactions
4.1(x)                Environmental Matters
4.2(e)                Brokers
5.8                   Seller Covered Business Locations


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6.3                   Approvals and Consents
6.7                   Solicitation of Employees
7.6                   Contract/Administrative Employees
8.1(a)                Transferred Subsidiary Employees
8.1(b)                Other Administrative Employees of the Business
9.5                   Allocations
11.9                  Resignation of Officers and Directors
16.1                  Knowledge of Seller



Exhibits


A                     Escrow Agreement
B                     Transition Services Agreement
C                     Assumption Agreement
D                     Opinion of Latham & Watkins
E                     Bill of Sale and Assignment
F                     Opinion of Cahill Gordon & Reindel

                           PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT made as of this 25th day of August, 2000 (the "Agreement") by and between GENTIVA HEALTH SERVICES, INC., a Delaware corporation (the "Seller"), and GS ACQUISITION CO., a Delaware corporation (the "Buyer"):


                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, the Seller desires to transfer the Business (as hereinafter defined) to Buyer, and Buyer desires to acquire the Business in exchange for the Purchase Price (as hereinafter defined) and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined), as set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Buyer hereby covenant and agree as follows.

     Capitalized terms have the meaning assigned thereto in Article XVI of this Agreement.


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS


     Section 1.1 Purchase and Sale of Assets. At the Closing, (i) the Seller shall sell and transfer the capital stock and equity interests of the Transferred Subsidiaries (as defined herein) as provided in Section 1.1(b) and
(ii) the Seller shall, and shall cause its Subsidiaries (other than the Transferred Subsidiaries) to, sell, assign, convey and transfer to Buyer, and Buyer shall acquire from the Seller and its Subsidiaries, all of the Seller's and its Subsidiaries' (other than the Transferred Subsidiaries') right, title and interest in and to all of the tangible and intangible assets primarily used or held for use by the Business, as they exist as of the Closing, together with all accrued benefits and rights pertaining thereto (together, the "Assets"), other than the Excluded Assets, including, without limitation:

          (a) Receivables. All Receivables arising exclusively out of the Business and outstanding at the Closing;



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          (b) Capital Stock of Seller's Subsidiaries. All of the shares of capital stock (the "Transferred Shares") and any equity interest in the direct or indirect Subsidiaries of the Seller that are listed in Section 1.1(b) of the Disclosure Schedule (the "Transferred Subsidiaries");

          (c) Claims. All claims, demands, Actions, judgments and decrees in favor of the Seller or its Subsidiaries arising primarily out of the Business;

          (d) Inventories. All supplies and other inventories intended for use primarily by the Business;

          (e) Real Property. Those interests in certain parcels of land leased by the Seller or its Subsidiaries and used primarily in the conduct of the Business as listed in Item 1 of Section 1.1(e) of the Disclosure Schedule ("Real Property") together with any and all buildings, plants and other structures and improvements thereon, any and all of Seller's rights and privileges pertaining thereto, including, without limitation, ownership interests, leasehold interests, easements, transferable permits, licenses, rights of way, leases, and purchase and option agreements with respect to any such Real Property, and any and all fixtures, equipment and other property appurtenant thereto;

          (f) Personal Property. Any and all equipment, furniture, automobiles, trucks and other vehicles, office and computer equipment and other personal property ("Fixed Assets") used primarily in the Business including without limitation, all of the Fixed Assets listed in Section 1.1(f) of the Disclosure Schedule;

          (g) Contracts. Subject to Section 7.1, all contracts, agreements, leases and offers open for acceptance of any nature, whether written or oral, primarily relating to the Business, including, without limitation, all leases of personal property, customer contracts, purchase orders, license agreements, employment agreements, noncompetition agreements and confidentiality agreements (the "Assigned Contracts");

          (h) Operating Permits. Subject to Section 7.1, all licenses, permits, approvals, registrations, consents and authorizations (the "Licenses") necessary for the operation of the Business as currently conducted by the Seller, including, without limitation, the Licenses listed in Section 1.1(h) of the Disclosure Schedule;

          (i) Computer Databases. All interests of the Seller and its Subsidiaries in the databases used primarily in the Business, including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes and similar items;

          (j) Books and Records. Copies of all books and records of the Seller and its Subsidiaries primarily relating to the Business, including, without limitation, all customer, payor, supplier and personnel lists, accounts and records; financial entry and internal accounting documents and records for the Transferred Subsidiaries and forms and office supplies; advertising and promotional literature and price lists; all manuals and reports,



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     testing manuals, notes and reports, drawings and models and treatises and other publications primarily relating to the Business;

          (k) Supplier Lists. All supplier lists related primarily to the Business;

          (l) Clients. All client lists, copies of files and data relating to existing clients (including clients not currently receiving services which are expected or could resume services in the foreseeable future), any credit policies and credit information with respect, in each such case, to clients primarily of the Business; and

          (m) Intellectual Property. All Intellectual Property Rights used or held for use primarily in the operation of the Business including those listed in Section 1.1(m) of the Disclosure Schedule (the "Transferred Intellectual Property").

     Section 1.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, the Assets shall not include, and the Seller shall not, and shall not cause any Subsidiary of the Seller or any Affiliate to transfer to Buyer and Buyer shall not accept, any of the following (collectively, the "Excluded Assets"):

          (a) Cash or cash equivalents;

          (b) Any Intellectual Property Rights of the Seller to the names, trade names, trademarks, service marks or designs and applications for trademark registrations set forth in Section 1.2(b) of the Disclosure Schedule together with any goodwill therewith or any variant thereof, or any rights to use the same either alone or in combination with other words (the "Excluded Marks"), except that subject to Section 7.1 hereof, (i) Buyer shall be permitted to use supplies and sales literature transferred pursuant to this Agreement carrying the Excluded Marks until the earlier of the depletion of such supplies and literature or three (3) months after the Closing Date; and provided that Buyer shall place on such finished goods, supplies and literature a sticker or other device which the Seller has approved not less than ten (10) business days prior to the Closing Date indicating that the name is a name of the Seller being used under a temporary limited license from the Seller, and (ii) Buyer shall be permitted to perform services in any name used by the Business prior to the Closing (whether or not such name uses any Excluded Mark) to the extent reasonably necessary in connection with any Assigned Contract not permitted to be assigned and for which Buyer and the Seller make prior alternative arrangements for such use of the Intellectual Property Rights in connection with Section 7.1 in order to deliver the economic benefit thereof to Buyer;

          (c) Books of original financial entry and internal accounting documents and records relating to the Business and any other books and records relating to the Business that the Seller or any of its Subsidiaries (other than the Transferred Subsidiaries) is required to retain pursuant to statute, rule or regulation; provided, however, the Seller shall make copies of such books and records available to Buyer after the Closing Date for any reasonable business purpose;



                                      -3-
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          (d) Except as otherwise set forth in Section 8.3, any assets or reserves of Employee Benefit Plans other than the Transferred Employee Benefit Plan;

          (e) All rights to refunds of all federal, state, local, foreign and provincial income, capital gains, gross receipts, franchise, profits, property, transfer, sales, use, mercantile, value added, payroll, capital stock, franchise, withholding or other taxes, including estimated taxes relating thereto and any interest and penalties imposed thereon (collectively, "Taxes") relating to the Assets or the Business (including, without limitation, any refunds to be received by the Transferred Subsidiaries), to the extent such Taxes relate to a tax period or portion thereof ending on or prior to the Closing Date (based on an interim closing of the books as of the end of the Closing Date, except for property or other ad valorem Taxes, which shall be prorated on a daily basis);

          (f) Policies of insurance and fidelity, surety or similar bonds and the coverages afforded thereby, and any and all claims or rights thereunder;

          (g) Any prepaid expenses or other prepaid assets of the Seller or its Subsidiaries (other than the Transferred Subsidiaries) which are related to any business of the Seller or its Subsidiaries other than the Business;

          (h) All assets of the Seller and its Subsidiaries and their Affiliates that are owned or used by the Seller and its Subsidiaries in the Business but that are used primarily in any other business of the Seller and its Subsidiaries immediately prior to the Closing;

          (i) All rights, causes of action and claims that may be asserted against third parties, other than those arising primarily out of the Business, including, without limitation, any rights to reimbursement for damages, fees or expenses; and

          (j) All intercompany accounts receivable payable by the Seller or any of its Subsidiaries to the Transferred Subsidiaries or the Business.

     Section 1.3 Terms Related to the Purchase and Sale of Assets. Title to and risk of loss or damage to the Assets shall pass to Buyer at the Closing. Except with respect to claims arising or events occurring prior to the Closing which may be covered by insurance prior to Closing, the Seller's and its Subsidiaries' insurance coverage for the Assets and the Business shall cease as of the Closing.

     Section 1.4 Limitation of Warranty. Except for such representations and warranties as are set forth herein or in any agreement, certificate or instrument delivered by the Seller or its Subsidiaries at the Closing, all of the Assets sold hereunder are sold to Buyer "as is" and "where is" without any warranty of merchantability or fitness for intended use; provided, however, that the Seller agrees to assign to Buyer such rights as the Seller and its Subsidiaries may have the right to assign under any warranty made by any vendor, manufacturer or contractor with respect to any of the Assets.



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     Section 1.5 Transfer of Know-How. The communication of transferred Know-How from the Seller and its Subsidiaries to Buyer shall occur primarily through Buyer's acquisition of property and any engagement of the Seller's and its Subsidiaries' personnel, provided that the Seller and its Subsidiaries shall have no responsibility to ensure that any of their personnel become or remain the personnel of Buyer. In addition, in order to facilitate the transfer of such Know-How, the Seller shall use and shall cause its Subsidiaries to use reasonable efforts, for a period of twelve (12) months from the Closing Date, to provide to Buyer, upon Buyer's written request, copies of any documents or other information in the Seller's or its Subsidiaries' possession defining or specifying the subject matter, nature and extent of the Know-How and take such other action as the parties mutually agree is reasonably necessary or appropriate to effectuate the transfer of such Know-How.

     Section 1.6 Instruments of Conveyance and Transfer, Etc. At the Closing, the Seller shall execute and deliver (or cause to be executed and delivered) to Buyer, such deeds, bills of sale, endorsements, conveyances, powers of attorney, assignments and other good and sufficient instruments of sale, transfer, conveyance and assignment as are necessary to sell, transfer, convey and assign to Buyer, in accordance with the terms hereof, the Business and the Assets. At the Closing, the Seller shall relinquish to Buyer possession and operating control of the Business and the Assets and shall take all other steps that may be required or desirable to pass title to the Assets to Buyer.


                                   ARTICLE II

                    ASSIGNMENT AND ASSUMPTION OF LIABILITIES


     Section 2.1 Assumption of Liabilities by Buyer. From and after the Closing,
(i) the Transferred Subsidiaries shall remain liable for all liabilities and obligations of the Transferred Subsidiaries other than the Retained Liabilities, whether known, unknown, matured or contingent, and (ii) the Transferred Subsidiaries shall, jointly and severally, assume and be liable and responsible for each of the liabilities and obligations of the Seller and its Subsidiaries to the extent arising out of the ownership, use or possession of the Assets or the conduct or operation of the Business whether known, unknown, matured or contingent, other than Retained Liabilities, in each case, without any further responsibility or liability of or recourse to the Seller or its Subsidiaries or any of their Affiliates or their respective directors, shareholders, officers, employees, agents, consultants, personnel, representatives, successors, transferees or assignees, including, without limitation, the following (the "Assumed Liabilities"):

          (a) all liabilities and obligations of the Seller and its Subsidiaries under all Assigned Contracts and Licenses assigned or transferred to Buyer pursuant to Section 1.1 hereof;



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          (b) all liabilities and obligations with respect to products sold or services rendered by the Business including under any of the warranty policies and agreements of the Seller or its Subsidiaries described in
     Section 2.1(b) of the Disclosure Schedule;

          (c) all trade accounts payable, accrued expenses and all current liabilities or obligations of the Seller and its Subsidiaries related primarily to the Business, in each case, to the extent accrued on the Closing Balance Sheet and reflected in the calculation of the Closing Date Net Working Capital;

          (d) (i) all Tax liabilities of the Transferred Subsidiaries (other than (A) Tax liabilities attributable to other members of the Seller's affiliated income tax group that are imposed on the Transferred Subsidiaries under U.S. Treasury Regulation ss. 1.1502-6 or a comparable provision of state, local or foreign law or (B) income Taxes that are imposed on Olsten Flying Nurses Corp. or any other member of the "selling consolidated group" (as such quoted term is defined in Section 338(h)(10)(B) of the Code) with respect to the deemed asset sale gain of Olsten Flying Nurses Corp. resulting from the Election, (ii) all other Tax liabilities that are accrued or reserved on the Closing Balance Sheet and reflected in the calculation of the Closing Date Net Working Capital, (iii) all other Tax liabilities relating to the operation of the Business or the ownership of the Assets after the Closing and (iv) all Taxes payable by Buyer under Section 7.3 hereof;

          (e) except as otherwise expressly provided in Section 8.6(b) hereof, all liabilities of the Seller or its Subsidiaries to or in respect of the employees, independent contractors, agents and other personnel employed by the Transferred Subsidiaries as of the Closing Date, including, without limitation, liability for salary, bonus, vacation, severance, other benefits and all other compensation;

          (f) any liability or obligation arising out of or resulting from acts, omissions, events, occurrences or transactions of whatsoever type or nature to the extent arising primarily out of or resulting primarily from (i) the ownership, use or possession of the Assets or (ii) the conduct of the Business;

          (g) except as otherwise expressly provided in Section 8.6(b) hereof, all liabilities of the Seller or its Subsidiaries to or in respect of the employees set forth in Section 8.1(b) of the Disclosure Schedule for (i) liabilities to the extent accrued on the Closing Balance Sheet and reflected in the calculation of the Closing Date Net Working Capital and
     (ii) all liabilities accruing or otherwise attributable to events occurring after the Closing Date; and

          (h) all liabilities of the Seller or its Subsidiaries to or in respect of the employees set forth in Section 8.1(b) of the Disclosure Schedule for severance benefits pursuant to Seller's severance plans in effect as of the Closing Date as set forth in Schedule 4.1(m), except to the extent such employee is terminated by the Seller or its Subsidiaries prior to the Closing Date for reasons other than as contemplated by this Agreement.



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     The assumption by Buyer of the Assumed Liabilities and the transfer thereof by the Seller and its Subsidiaries shall in no way expand the rights or remedies of any third party against the Seller and its Subsidiaries or Buyer as compared to the rights and remedies which such third party would otherwise have had.

     Section 2.2 Retained Liabilities. The Seller agrees that (i) neither Buyer nor the Transferred Subsidiaries is assuming any of the following liabilities, and (ii) the Seller and its Subsidiaries (other than the Transferred Subsidiaries) are assuming from the Transferred Subsidiaries or retaining, as the case may be, each of the following liabilities, in each case, whether known, unknown, matured or contingent (collectively, the "Retained Liabilities"):

          (a) (i) any Tax liability of the Seller or its Subsidiaries other than the Transferred Subsidiaries that is not accrued or reserved on the Closing Balance Sheet and reflected in the calculation of the Closing Date Net Working Capital and any Tax liability attributable to members of the Seller's affiliated income tax group other than the Transferred Subsidiaries that is imposed on the Transferred Subsidiaries under U.S. Treasury Regulations ss. 1.1502-6 or a comparable provision of state, local or foreign law, (ii) all income Taxes that are imposed on Olsten Flying Nurses Corp., or any other member of the "selling consolidated group" (as such quoted term is defined in Section 338(h)(10)(B) of the Code) with respect to the deemed asset sale gain of Olsten Flying Nurses Corp. resulting from the Election and (iii) all Taxes payable by Seller under
     Section 7.3 hereof;

          (b) except as specifically agreed herein, any fees, costs or expenses of the Seller or its Subsidiaries (including the Transferred Subsidiaries) incurred in connection with the purchase and sale contemplated by this Agreement;

          (c) any liability or obligation of the Seller and its Subsidiaries (including the Transferred Subsidiaries) to the extent related to the operation by the Seller and its Subsidiaries of their respective businesses other than the Business (including, without limitation, any liability or obligation to any Governmental Authority and including any indebtedness of the Seller or its Subsidiaries (including the Transferred Subsidiaries) for borrowed money);

          (d) except as otherwise set forth in Section 8.3, any liability or obligation (other than the liabilities or obligations described in Section 2.1(g)(i) and Section 2.1(h)), to or in respect of the employees listed in
     Section 8.1(b) of the Disclosure Schedule and to or in respect of other personnel of the Business who are natural persons providing services as independent contractors or other personnel, which services are similar to the services provided by employees of the Business, in each case accruing or otherwise attributable to events occurring on or prior to the Closing Date;

          (e) any liability of the Seller or its Subsidiaries (including the Transferred Subsidiaries) relating to actual or alleged professional negligence or other actions or omissions which constitute professional misfeasance or malfeasance by any present or former officer, employee, contractor, agent or representative of the Business (including any Con-tinuing Employee) arising from acts or omissions which occurred on or prior to the Closing Date;

          (f) all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illness or injury arising or occurring prior to the Closing Date, in respect of any employee, independent contractor, agent and other personnel of the Business (including any employee, independent contractor, agent and other personnel of the Transferred Subsidiaries);

          (g) all liabilities with respect to the former employees of the Transferred Subsidiaries including, without limitation, liability for salary, bonus, vacation, severance, other benefits and all other compensation; and

          (h) all liabilities expressly retained by Seller pursuant to Article VIII.


                                   ARTICLE III

                                 PURCHASE PRICE


     Section 3.1 Purchase Price. On the Closing Date, Buyer shall assume the Assumed Liabilities and shall deliver an amount (the "Closing Cash Consideration") equal to (i) the Purchase Price minus (ii) the Escrow Amount, by wire transfer in immediately available funds to the Seller as consideration for the Seller's and its Subsidiaries' giving, granting, bargaining, selling, conveying, assigning, transferring and delivering all of their right, title and interest in and to the Assets and Business to Buyer. Notwithstanding any provision of this Section 3.1 to the contrary, the Purchase Price shall be adjusted following the Closing as provided in Section 3.2 and the Escrow Amount shall be paid as provided in Section 3.3. At the Closing, Buyer shall pay to an escrow agent to be mutually agreed upon by the parties (the "Escrow Agent") by wire transfer of immediately available funds $1,000,000 (the "Escrow Amount") to be held in escrow pursuant to an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit A hereto until released as provided in Section 3.3 and the Escrow Agreement.

     Section 3.2 Purchase Price Adjustment. (a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereafter, Buyer shall prepare and deliver to the Seller (i) a consolidated unaudited balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet") and (ii) a calculation of the Net Working Capital of the Business as of the Closing Date as set forth on the Closing Balance Sheet (the "Closing Date Net Working Capital"). The Closing Balance Sheet shall be prepared in accordance with GAAP (except to the extent described in Item 2 of Section 4.1(f) of the Disclosure Schedule with respect to income Taxes) and on a basis consistent with that of the Interim Balance Sheet (to the extent consistent with GAAP or for matters described in Item 2 of Section 4.1(f) of the Disclosure Schedule with respect to income Taxes, then, to the extent consistent with such schedule) and shall fairly present the con-solidated financial position of the Business as of the Closing Date. "Net Working Capital" of the Business shall mean the current assets of the Business (excluding the Excluded Assets) minus the current liabilities of the Business (excluding the Retained Liabilities) as presented on the Closing Balance Sheet; provided, however, notwithstanding the foregoing, in calculating the Net Working Capital, the current liabilities of the Business shall include an accrual for any portion of the liabilities and obligations of the Business with respect to
(i) workers' compensation claims not covered by third party insurance (including any self-insured amount, deductible or retention amount) and otherwise retained by the Seller as a Retained Liability described in Section 2.2(f), which accrual shall be calculated consistent with past practice and the amount of which shall hereafter be referred to as the "Workers' Compensation Accrual Amount" and (ii) professional negligence claims in the amount of $240,000 which are retained by Seller as a Retained Liability described in Section 2.2(e).

     (b) Upon delivery of the Closing Balance Sheet, Buyer will provide the Seller with reasonable access to the financial records of the Business and the employees of Buyer who assisted in preparation of the Closing Balance Sheet to the extent related to the Seller's review of the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital. The Seller may dispute the calculation of the Closing Date Net Working Capital or any element of the Closing Balance Sheet relevant thereto by notifying Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement, within thirty (30) calendar days after its receipt of the Closing Balance Sheet; provided that the basis of any disagreement shall be limited to the Seller's belief that the Closing Balance Sheet or the calculation of the Net Working Capital was not prepared or calculated in accordance with Section 3.2(a). In the event that the Seller does not provide such a notice of disagreement within such thirty (30) calendar day period, the Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Seller shall use their reasonable best efforts for a period of thirty (30) calendar days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then PricewaterhouseCoopers or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and the Seller (the "Auditor") shall resolve any remaining disagreements. The Auditor shall make a determination as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, with respect to the disagreements submitted to the Auditor and based solely on the written submissions forwarded by Buyer and the Seller or oral submissions of the parties with both parties present whether, and to what extent, any adjustment is required to the Closing Balance Sheet or Closing Date Net Working Capital. The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by the Seller. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Closing Date Net Working Capital is finally determined in accordance with this Section 3.2(b) is hereinafter referred to as the "Determination Date."

     (c) The "Adjustment Amount," which may be positive or negative, shall mean the excess of (i) the Closing Date Net Working Capital, minus (ii) $14,877,456.

     (d) If the Adjustment Amount is a positive number (such amount, the "Increase Amount"), then within ten (10) days after the Determination Date, (i) Buyer shall pay to the Seller, in immediately available funds, an amount in cash equal to the Increase Amount, together with interest thereon from the Closing Date to the date of payment calculated at the rate of 6% per annum. If the Adjustment Amount is a negative number (such amount, the "Deficit Amount"), then within ten (10) days after the Determination Date, the Seller shall pay to Buyer, in immediately available funds, an amount in cash equal to the Deficit Amount together with any interest thereon from the Closing Date to the date of payment calculated at a rate of 6% per annum. In the event there is a Deficit Amount, Buyer may, at its option elect to be paid the Deficit Amount, in whole or in part, out of the Escrow Account. If such election is made, within two (2) business days of the calculation of the Adjustment Amount, Buyer and Seller shall deliver written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyer the lesser of (x) all or such portion of the Escrow Amount equal to the Deficit Amount or (y) the portion of the Escrow Amount, then in escrow, if any. The remaining Deficit Amount, if any, will be paid in accordance with this Section 3.2(d). The remaining Escrow Amount, if any, shall not be disbursed, except as provided in Section 3.3. The Purchase Price shall be deemed to be increased by all payments made to the Seller pursuant to this Section 3.2, and the Purchase Price shall be deemed to be decreased by the amount of payments made to Buyer pursuant to this Section 3.2.

     Section 3.3 Reimbursement for Uncollectable Receivables. (a) Buyer shall, both during and after the period ending 180 days after the Closing Date (the "Collection Period"), use commercially reasonable efforts (which efforts shall be substantially comparable with the efforts which would be used by InteliStaf, Inc. with respect to its creditors generally pursuant to its existing credit policies as of the date hereof as disclosed to the Seller) to collect all accounts receivable conveyed to Buyer at the Closing and reflected on the Closing Balance Sheet (each an "Outstanding A/R"). At any time following the conclusion of the Collection Period and prior to the date 45 days after the end of the Collection Period, Buyer shall deliver to the Seller a statement (as it may be amended pursuant to this Section 3.3, the "Reconciliation Statement") setting forth in reasonable detail each Outstanding A/R which has not been collected as of the end of the Collection Period (including the identity of the customer owing each such uncollected Outstanding A/R and the amount of each such uncollected Outstanding A/R). Buyer shall also provide the Seller, at its request, with reasonable access to Buyer's and InteliStaf, Inc.'s personnel and books and records with respect to collection efforts taken in connection with Outstanding A/Rs. In the event that at any time after the conclusion of the Collection Period and prior to the Payment Date, Buyer receives payment on an Outstanding A/R on the Reconciliation Statement Buyer shall promptly notify the Seller of all the information related to the payment with respect to such Outstanding A/R and amend and remove such Outstanding A/R from the Reconciliation Statement. The Reconciliation Statement shall be reviewed by Buyer's independent auditor, who shall confirm in writing that such Reconciliation Statement accurately reflects the aggregate amount of all Outstanding A/Rs that are uncollected as of the date that is 180 days after the Closing Date. The Seller shall have 25 days to review the Reconciliation Statement and Buyer's books and records supporting it and take such other reasonable measures to confirm the Reconciliation Statement. On or prior to the 25th day after the Seller receives the Reconciliation Statement, the Seller may notify Buyer of any objection to any of the items contained therein. If the Seller does not deliver such a notice, the Reconciliation Statement shall be final, conclusive and binding. If the Seller does deliver such a notice, Buyer and the Seller shall attempt in good faith to resolve any such dispute. If such dispute is not resolved within 10 business days after such notice, then such dispute shall be submitted to the Auditor by the parties. Within 30 calendar days after such dispute is referred to the Auditor, the Auditor shall determine based solely upon the written submissions of the parties and oral submissions of the parties (with both parties present) whether the Reconciliation Statement is correct and whether the aggregate amount of Outstanding A/Rs requires adjustment. The determination of the Auditor shall be final, conclusive and binding.

     (b) Within five (5) business days of the date (the "A/R Determination Date") on which the Outstanding A/Rs are finally determined in accordance with subsection (a), Buyer and the Seller shall deliver joint written instructions to the Escrow Agent to (i) disburse to Buyer the lesser of (x) all or such portion of the Escrow Amount that equals the amount of the uncollected Outstanding A/Rs and (y) the portion of the Escrow Amount then in escrow, if any, together with all interest accrued thereon, and (ii) disburse to the Seller the remainder of the Escrow Amount, if any, together with all interest accrued thereon. Notwithstanding the foregoing, in the event that the Closing Date Net Working Capital has not been finally determined, all or such portion of the Escrow Amount as would otherwise be distributed to the Seller pursuant to the preceding sentence (including the interest earned thereon) shall remain in escrow until such time as the Adjustment Amount has been finally determined and all or such remaining portion is distributed in accordance with Section 3.2(d) and the Escrow Agreement. In the event that any portion of the Escrow Amount is distributed to Buyer pursuant to Section 3.2(d) prior to the A/R Determination Date (the amount distributed, the "Working Capital Adjustment Distribution Amount") and the aggregate amount of the Outstanding A/Rs exceeds the remaining portion of the Escrow Amount, the Seller shall pay to Buyer an amount equal to the lesser of (A) such excess amount and (B) the Working Capital Adjustment Distribution Amount; provided that in no event shall the Seller be required to reimburse Buyer with respect to Outstanding A/Rs in excess of $1,000,000 (plus interest earned thereon), including the amounts disbursed from the Escrow Account. In the event that at any time after the A/R Determination Date, Buyer receives any amount reflected as an uncollected Outstanding A/R on the Reconciliation Statement, Buyer shall promptly, and in any event within 5 business days thereafter, pay cash in such amount to the Seller.

     (c) The parties agree that, for all income tax purposes, the Escrow shall be treated as a "grantor trust" of the Buyer (as provided in the Escrow Agreement) and that any amounts that are ultimately paid to the Seller pursuant to the Escrow Agreement shall be treated as purchase price adjustments as of the time such amounts are paid to the Seller (except to the extent such amounts are recharacterized as interest under Sections 483 or 1274 of the Code).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


     Section 4.1 Representations and Warranties of the Seller. The Seller represents and warrants that as of the date hereof and as of the Closing Date:


          (a) Organization and Standing. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Seller has full corporate power and authority to own or lease the Assets, to carry on the Business as it is currently conducted, to execute and deliver this Agreement, and to perform all of its obligations hereunder.

          (b) Ownership of Transferred Subsidiaries. Section 4.1(b) of the Disclosure Schedule is a correct and complete list of all of the Transferred Subsidiaries, each of which is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own or lease its properties and assets. Section 4.1(b) of the Disclosure Schedule contains a true, correct and complete list of all jurisdictions in which each Transferred Subsidiary is qualified to do business as a foreign corporation. Each of the Transferred Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities make such qualification necessary, except in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate or Articles of Incorporation and Bylaws or other governing documents of each Transferred Subsidiary have been made available to Buyer and are accurate and complete as of the date hereof. Section 4.1(b) of the Disclosure Schedule sets forth for each Transferred Subsidiary, a correct and complete listing of the number of shares of each class of capital stock authorized and the number of shares of each class of capital stock that are issued and outstanding. All of the outstanding shares of capital stock of, or other ownership interests in, the Transferred Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and are owned of record and beneficially by the Seller or one of its Subsidiaries, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature, except for the pledge by the Seller of the Transferred Shares and the pledge by the Transferred Subsidiaries of their assets as security for the Seller's obligations under the Seller's senior credit facility, which pledge shall be released at or prior to the Closing Date. Except for the Transferred Shares, there are no
     (i) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or other-wise acquire, any capital stock or other equity securities of the Transferred Subsidiaries, (ii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of the Transferred Subsidiaries, or (iii) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, the Transferred Subsidiaries. None of the shares of capital stock of the Transferred Subsidiaries was issued in violation of the Securities Act or any other applicable Law and all such shares are free of any preemptive or other similar rights. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Transferred Subsidiaries to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries is bound.

          (c) Authority; No Conflicts. The execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by the Seller and each of its Subsidiaries and do not result in, and the consummation of the transactions contemplated hereby shall not result in,
     (i) a violation of any provision of the Seller's or any of its Subsidiaries' Certificate of Incorporation or By-laws, (ii) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under, any indenture, trust deed, loan agreement or other instrument relating to or evidencing indebtedness for monies borrowed by or credit available to the Seller or any of its Subsidiaries, (iii) a violation of any provision of any lease, agreement, instrument, court order, arbitration award, judgment or decree to which the Seller or any of its Subsidiaries is a party or by which it or its property is bound, (iv) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under, any contract, agreement, instrument or obligation to which the Seller or its Subsidiaries is a party or by which the Assets are bound, or (v) a violation of any other restriction of any kind or character to which the Seller or any of its Subsidiaries or any of their property is subject, except, in each case, any such violations or defaults which would not have a Material Adverse Effect or materially impair the ability to perform under this Agreement and to consummate the transactions contemplated hereby and except, in each case, for any such violations or defaults listed in Section 4.1(c) of the Disclosure Schedule.

          (d) Governmental Consents. The Seller has obtained all governmental consents and approvals required to be obtained by it and has filed all notices, declarations or registrations required to be filed by it with any Governmental Authority, in each case, necessary to enter into this Agreement and to consummate the transactions contemplated hereby, and all notice periods with respect thereto have expired or been terminated, except for such notifications, consents and approvals listed in Section 4.1(d) of the Disclosure Schedule and except for those notifications, consents and approvals related to the Licenses listed in Section 4.1(r) of the Disclosure Schedule.

          (e) Valid Agreement. This Agreement has been duly and validly executed and delivered by the Seller and is, and each of the documents contemplated hereby, when executed and delivered in accordance with its terms, will be, a legal, valid and binding obligation of the Seller, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and subject to limitations on the remedy of specific performance and injunctive and other forms of equitable relief.

          (f) Financial Statements. Copies of (i) the unaudited balance sheet of the Business as of January 2, 2000 (the "Year-End Balance Sheet"), (ii) the unaudited balance sheet of the Business as of July 2, 2000 (the "Interim Balance Sheet"), (iii) the unaudited statement of operations of the Business for the year ended January 2, 2000, together with all related notes thereto (the "Year-End Statement of Operations") and (iv) the unaudited statement of operations of the Business as of July 2, 2000 (the "Interim Statement of Operations" and, together with the Year-End Balance Sheet, the Interim Balance Sheet and the Year-End Statement of Operations, constitute the "Financial Statements") are set forth as Section 4.1(f) of the Disclosure Schedule. Each of the Financial Statements is accurate and complete and presents fairly, in all material respects, the financial position and results of operations of the Business as of and for the period ended January 2, 2000 or July 2, 2000, as the case may be, in conformity with United States generally accepted accounting principles ("GAAP"), consistently applied, except as otherwise set forth in Section 4.1(f) of the Disclosure Schedule.

          (g) No Undisclosed Liabilities. There are no Liabilities of the Business, other than Liabilities (i) disclosed or provided for on the Interim Balance Sheet, (ii) disclosed in this Agreement or on Section 4.1(g) of the Disclosure Schedule, (iii) incurred since the date of the Interim Balance Sheet in the ordinary course of Business consistent with past practice, (iv) incurred under this Agreement and (v) that would not be required to be disclosed in or provided for in the Interim Balance Sheet in accordance with GAAP if incurred as of July 2, 2000.

          (h) Absence of Certain Changes. Except as set forth in Section 4.1(h) of the Disclosure Schedule, since July 2, 2000, the Business has been conducted in the ordinary course consistent with the past practice, and there has not been: (i) any event, occurrence, development or change in the Business that has had or is reasonably likely to result in a Material Adverse Effect, other than those resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which the Business is involved or in general economic conditions; (ii) any material damage, destruction or other casualty loss affecting the Business or any of the Assets; (iii) any material change in the manner the Business keeps its books and records; (iv) any written notification by any material supplier, customer or payor of the Business expressly stating its intent to discontinue doing business with the Business or to substantially reduce its purchases from or use of products or services of the Business; (v) any material changes to the employee welfare, pension, retirement, profit-sharing or other similar benefit plans covering any employees of the Business other than the extension of coverage to employees of the Business who became eligible to participate in such benefit arrangements after December 31, 1999; (vi) any cancellation of any indebtedness owed to the Seller or its Subsidiaries with re-spect to the Business or waiver of any rights of substantial value to the Business, other than in the ordinary course of business; (vii) any capital expenditure or any incurrence of liability therefor by the Seller or any of its Subsidiaries with respect to the Business, other than capital expenditures involving payments that do not, individually or in the aggregate, exceed $100,000; (viii) any revaluation by the Seller or any of its Subsidiaries of any of their respective assets or properties related to the Business, including without limitation, writing off notes or accounts receivable, other than revaluations that do not, individually or in the aggregate, exceed $100,000; (ix) any indebtedness incurred by the Seller or its Subsidiaries for borrowed money or any commitment to incur indebtedness entered into by the Seller, or any loans made or agreed to be made by the Seller, in each case with respect to the Business, other than indebtedness incurred under the Seller's existing revolving line of credit with its senior lender in the ordinary course of business; (x) declaration, setting aside for payment or payment of dividends or distributions in respect of any capital stock of the Transferred Subsidiaries or any redemption, purchase or other acquisition by the Seller or any of its Subsidiaries of any of the Transferred Subsidiaries' capital stock; (xi) any cancellation or amendment of any Material Agreement, other than which would not have a Material Adverse Effect; (xii) any adverse changes in employee relations with the employees of the Business generally, including but not limited to any organizational activities, other than which would not have a Material Adverse Effect; (xiii) any new material tax elections made with respect to the Transferred Subsidiaries or the Assets; (xiv) any sale of any material assets of the Business; or (xv) any written agreement by the Seller or any of its Subsidiaries to do any of the foregoing.

          (i) Litigation. Except as set forth in Section 4.1(i) of the Disclosure Schedule, there are no Actions, or, to the Knowledge of Seller, threatened Actions, by or against the Business or the Transferred Subsidiaries or arising out of the ownership, use or possession of the Assets or the conduct or operation of the Business or the Transferred Subsidiaries, pending before any Governmental Authority (or, to the Knowledge of Seller, threatened in writing to be brought by or before any Governmental Authority). Except as set forth in Section 4.1(i) of the Disclosure Schedule, neither the Business, the Transferred Subsidiaries nor any of the Assets is subject to any material Governmental Order (nor, to the Knowledge of Seller, are there any such material Governmental Orders threatened in writing to be imposed by any Governmental Authority).

          (j) Compliance with Laws. Except as set forth in Section 4.1(j) of the Disclosure Schedule, the Business is and each of the Seller and its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all material Laws and material Governmental Orders applicable to the Business or any of the Assets.

          (k) Material Contracts. All of the written agreements or understandings set forth in Section 4.1(k) of the Disclosure Schedule are in full force and effect, and no breach or default by the Seller or any of its Subsidiaries or, to the Knowledge of Seller, by any other party has occurred with respect thereto. Except as set forth in Section 4.1(k) of the Disclosure Schedule, each written Material Agreement is enforceable against the Seller and its Subsidiaries and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies. Except as identified in Section 4.1(k) of the Disclosure Schedule, no approval or consent of any Person is needed in order to assign any of such Material Agreements to Buyer pursuant to this Agreement or as a result of the transactions contemplated hereby. Section 4.1(k) of the Disclosure Schedule sets forth a true and correct list of each agreement, contract, license or understanding (in each case, whether written or oral) (the "Material Agreements") to which any Transferred Subsidiary is a party or the Seller or any of its Subsidiaries is a party with respect to the Business or by which any of the Assets are bound that
     (i) was not made in the ordinary course of business, (ii) involves an aggregate commitment or potential aggregate commitment on the part of any party of more than $500,000, (iii) involves sale, distribution, commission, marketing or similar arrangements of the Seller or its Subsidiaries of the products or services of the Business having a value (or reasonably likely to have a value with respect to future sales) of more than $500,000, (iv) involves the lease of real property for the Business, (v) is an employment contract not terminable on less than thirty days' notice or that will result in any obligation (absolute or contingent) of Buyer or the Transferred Subsidiaries to make any payment to any Continuing Employee following termination of employment or upon a change of control of the Business (other than pursuant to the Seller's severance policy, a copy of which has been provided to Buyer prior to the date hereof), (vi) includes a license to any Transferred Intellectual Property, (vii) is a personal property lease involving annual payments in excess of $500,000, (viii) is a joint venture agreement, partnership agreement or otherwise involves the sharing of profits by the Business with any third party, (ix) involves the provision of goods or services to any business of the Seller or its Affiliates (other than the Business) involving an amount in excess of $500,000, (x) involves indebtedness for borrowed money (including any guarantees thereof) for which the Business is obligated, other than the senior credit facility, (xi) includes any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Business other than in the ordinary course of business, (xii) contains covenants materially limiting the freedom of the Business or the Transferred Subsidiaries to engage in any line of business or compete with any Person, or (xiii) involving the sale or disposition of material properties or assets of the Business (other than the sale of inventory in the ordinary course of business). The Seller has delivered or made available to Buyer true, correct and complete copies of all Material Agreements listed in Section 4.1(k) of the Disclosure Schedule, including all amendments and supplements thereto. Each of the oral Material Agreements (the "Oral Agreements") are customer contracts that are terminable within 60 days of giving notice to the other party thereto without payment or penalty. The Business has no material liability with respect to the Oral Agreements other than ordinary course liabilities associated with the performance thereof.

          (l) Labor Matters. Except as set forth in Section 4.1(l)(A) of the Disclosure Schedule, there are no collective bargaining or other labor union agreements applicable to any Continuing Employees. Except as set forth in Section 4.1(l)(B) of the Disclosure Schedule, as of the date hereof, no material work stoppage or material labor dispute

     (including representation questions, arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes) against the Business is pending or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there is no organizational activity currently underway with respect to the Business. The Seller and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours, equal employment opportunity, nondiscrimination, immigration, benefits, collective bargaining occupational safety, and health and plant closings, in each case as they relate to the Continuing Employees or the Business, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth in Section 4.1(l)(C) of the Disclosure Schedule, as of the date hereof, neither the Seller nor any of its Subsidiaries is engaged in, and neither the Seller nor any of its Subsidiaries has received any written notice of, any unfair labor practice related to the Business and no such complaints are pending before the National Labor Relations Board or any other Governmental Authority.

          (m) Employee Benefits. Section 4.1(m) of the Disclosure Schedule lists each written or material unwritten pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy to which as of the date hereof the Seller or its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to contribute or under which the Seller or its Subsidiaries or any of their ERISA Affiliates may have any liability and, in each case, under which any Continuing Employee (or their respective beneficiaries or dependents) is eligible to participate or to accrue a benefit (each, an "Employee Benefit Plan"). Section 4.1(m) of the Disclosure Schedule separately lists (A) each Employee Benefit Plan that is maintained or contributed to solely by the Transferred Subsidiaries (each, a "Transferred Employee Benefit Plan") and (B) each Employee Benefit Plan which is intended to be qualified under the provisions of Sections 401(a) and 501(a) of the Code (each, a "Seller Savings Plan"). Except for the Transferred Employee Benefit Plans, the Transferred Subsidiaries do not sponsor any Employee Benefit Plans. True and complete copies of each Employee Benefit Plan have been made available to Buyer or Buyer's representative prior to the date hereof. Except as set forth in Section 4.1(m) of the Disclosure Schedule on the date hereof, (i) each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with its terms and all applicable requirements of all applicable laws and regulations of any Governmental Authority, including ERISA and the Code, (ii) no non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or plan termination has occurred with respect to any Employee Benefit Plan which could result in a material liability to Buyer, the Seller or any of the Seller's Subsidiaries, (iii) since January 2, 2000, there has not been any increase in the base compensation payable to, or to become payable to, any employees of the Business, except (A) increases granted in the ordinary course of business consistent with past practice or (B) as indicated in
     Section 4.1(m) of the Disclosure Schedule, (iv) neither the Seller nor any Subsidiary nor any ERISA Affiliate maintains or contributes to or is required to contribute to or has in the previous 6 years maintained or contributed to or has been required to contribute to any ERISA Plan, (v) each Employee Benefit Plan which is a "group health plan," as defined in
     Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and
     Section 4980(B) of the Code ("COBRA") at all times and (vi) no Employee Benefit Plan is a Multi-Employer Welfare Arrangement as defined in Section 3(40)(A) of ERISA. Except as set forth in Section 4.1(m) of the Disclosure Schedule, no Transferred Employee Benefit Plan (A) provides for medical or welfare benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment except as may be required by COBRA, (B) is a "multiemployer plan" as defined in Section 3(37) of ERISA, or (C) is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code. With respect to each Seller Savings Plan, the Seller will apply for a determination letter from the Internal Revenue Service that the Plan is qualified under Section 401(a) of the Code prior to the end of the applicable remedial amendment period and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in a failure to issue any such determination. Each of the field care givers and other per diem employees of the Business (including, without limitation, the traveling nurses) are as of the date hereof employed by one of the Transferred Subsidiaries.

          (n) Taxes. Except as set forth in Section 4.1(n) of the Disclosure Schedule, (a) the Transferred Subsidiaries (the "Taxpayers") have filed, or been included in, all Tax Returns required to be filed through the date hereof, in each case subject to any applicable extensions and all such Tax Returns (or, in the case of Tax Returns that include a Taxpayer, the portion of such Tax Returns relating to such Taxpayer) are true and correct in all material respects; (b) all Taxes of the Taxpayers in respect of taxable periods or portions thereof that end on or prior to the Closing Date have been or will be timely paid at or prior to Closing, or will be accrued on the Closing Balance Sheet, other than (1) Taxes contested in good faith by appropriate proceedings and for which a reserve for the amount of such Taxes has been established on the Closing Balance Sheet, (2) Taxes described in Section 2.2(a)(ii) hereof or Section 7.3 hereof and (3) Taxes attributable to the Closing Date that result from any action taken by Buyer (or its Affiliates) or the Taxpayers after the Closing that is not in the ordinary course of business; (c) no deficiencies for any Taxes of the Taxpayers have been asserted or proposed or threatened in writing; (d) no waivers of statutes of limitation have been given or requested regarding any Taxes of the Taxpayers; (e) neither Taxpayer (x) has made or is obligated to make any payment or (y) is a party to any agreement that could obligate it to make any payment, that will not be deductible under Section 280G of the Code (the foregoing representation shall be construed to refer both to payments actually made and payments deemed made for Tax purposes); and (f) the Seller is and will be eligible as of the Closing Date to make an election under Section 338(h)(10) of the Code with respect to the purchase of the stock of Olsten Flying Nurses Corp. Except as set forth in
     Section 4.1(n) of the Disclosure Schedule, (a) no claim has even been made in writing by an authority in a jurisdiction where a Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that jurisdiction; (b) none of the Taxpayers (i) has filed a consent under Code Section 341(f) concerning collapsible corporations or (ii) is a United States real property holding corporation within the meaning of Code Section 897(c)(2); (c) none of the Taxpayers has agreed to or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by such Taxpayer and none of the Taxpayers has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method; and (d) none of the Taxpayers
     (1) has been a member of any affiliated group of corporations that files a consolidated federal income Tax Return, other than a group of which it is currently a member or a group of which Olsten Corporation was the common parent or (2) has any liability for the Taxes of any person (other than the Taxpayers or other members of a group of which it is currently a member or a group of which Olsten Corporation was the common parent) under Treas. Reg. Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee, successor, by contract or otherwise. Except as set forth in Section 4.1(n) of the Disclosure Schedule, the Taxpayers are not a party to or bound by any tax sharing or similar contract (including indemnity arrangements). All material amounts required to be withheld by the Taxpayers from employees for income tax, social security contributions, unemployment tax and workers' compensation have been withheld and timely paid to the appropriate governmental agencies. Except as set forth in
     Section 4.1(n) of the Disclosure Schedule: (a) none of the assets of the Taxpayers and none of the Assets (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a), (iii) is tax-exempt use property within the meaning of Code Section 168(h) or (iv) is subject to a "section 467 rental agreement" within the meaning of Code
     Section 467 and (b) there are no liens for Taxes on any of the Assets, other than liens for property Taxes not yet due and payable. Notwithstanding anything in this Section 4.1(n) to the contrary, the Seller makes no representations regarding the net operating losses of the Taxpayers or the tax basis of the assets of Olsten Health Services (Staffing), Inc.

          (o) Brokers. Other than UBS Warburg LLC, the fees and expenses of which shall be paid by the Seller, no broker, finder, investment banker or other third party is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or its Subsidiaries.

          (p) Insurance Policies. Section 4.1(p) of the Disclosure Schedule contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by the Seller or any of its Subsidiaries with respect to the Business. True, correct and complete copies of such insurance policies have been made available to Buyer. All material insurance policies owned or held by the Seller or its Subsidiaries on the date hereof which cover the Business or the Assets are in full force and effect and will remain in effect with respect to all events occurring, and all claims arising, prior to the Closing Date and all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy (other than policies which the Seller or its Subsidiaries have replaced or intend to replace prior to the expiration thereof by policies providing substantially the same types and amounts of coverage).

          (q) Title to Assets. The Seller and its Subsidiaries have, and will have on the Closing Date, good and marketable title to or a valid leasehold interest in all of the Assets being transferred hereby, free and clear of any and all mortgages, liens, pledges, security interests, privileges, charges, claims or encumbrances of every kind, nature and description except for Permitted Liens and except, as of the date hereof, the Assets have the mortgages, liens, pledges, security interests, privileges, charges, claims or encumbrances listed in Section 4.1(q) of the Disclosure Schedule.

          (r) Licenses. Section 4.1(r) of the Disclosure Schedule lists all of the Licenses which are material to the conduct of the Business. Such Licenses constitute all of the material Licenses required for the conduct of the business of the Company as presently conducted. Each such License is valid, binding and in full force and effect; and there are no proceedings pending, nor to the Knowledge of Seller, threatened that seek the revocation, cancellation, suspension or adverse modification of any such License. Except as set forth in Section 4.1(r) of the Disclosure Schedule, each of the Seller and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Licenses required to have been fulfilled and performed prior to the date hereof and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such License.

          (s) Assets Complete. The Assets, together with the Excluded Assets, constitute all material assets required for the operation of the Business in a manner substantially consistent with the operation of the Business as currently conducted by the Seller and its Subsidiaries. The Fixed Assets which are part of the Assets are taken as a whole in good operating condition and repair (normal wear and tear excepted) and are suitable for the purposes for which they are presently or have historically been used, other than in each such case which would not have a Material Adverse Effect.

          (t) Real Property. Section 4.1(t) of the Disclosure Schedule contains a complete and accurate list of all real property leased by the Seller or its Subsidiaries ("Leased Real Property") and, in each case, used exclusively in the operation of the Business. Except as set forth in
     Section 4.1(t) of the Disclosure Schedule, the Seller or one of its Subsidiaries has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use) of, all Leased Real Property, in each case free and clear of all encumbrances except for Permitted Liens. The Seller and its Subsidiaries have in all material respects performed all the material obligations required to be performed by any of them through the date hereof with respect to the Leased Real Property. Except for the leases with respect to the Leased Real Property listed in Section 4.1(t) of the Disclosure Schedule, there are no material leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral granting to any person the right to use or occupy any Leased Real Property. Neither the Seller nor any of its Subsidiaries owns any real property that is used exclusively in the Business.

          (u) Intellectual Property. Section 4.1(u) of the Disclosure Schedule sets forth all material patents, trademarks, service marks, trade names and copyrights (whether registered or unregistered and including pending applications by the Seller or any of its Subsidiaries for any of the foregoing) used primarily in the Business. The Seller or one of its Subsidiaries owns and/or has the rights to use each of the Transferred Intellectual Property. The Transferred Intellectual Property and the Excluded Marks constitute all of the material intellectual property necessary to conduct the Business in the manner presently conducted. To the Knowledge of Seller, except as set forth in Section 4.1(u) of the Disclosure Schedule, no other person (i) has the right to use any of such Transferred Intellectual Property or (ii) is infringing upon any such Transferred Intellectual Property. Neither the Seller's nor any of its Subsidiaries' use of such Transferred Intellectual Property is infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or written notices received by the Seller that are presently outstanding alleging that the Seller's or any Subsidiary's use of the Transferred Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Rights.

          (v) Customers and Suppliers. Section 4.1(v) of the Disclosure Schedule sets forth a complete and accurate list of the names of the (i) ten (10) largest customers of the Business (including any group of affiliated customers for which services are provided by one or more branch offices of the Business) for the most recent fiscal year and the six months ended July 2, 2000 showing the approximate total sales in dollars to each customer during such period; and (ii) ten (10) largest suppliers of the Business for the most recent fiscal year and the six months ended July 2, 2000 showing the approximate aggregate total purchases in dollars by the Business from each supplier during such period. Except as disclosed in Section 4.1(v) of the Disclosure Schedule, neither the Seller nor any of its Subsidiaries has received any written communications, or to the Knowledge of Seller, any other communication from any customer or supplier listed in Section 4.1(v) of the Disclosure Schedule expressly stating its intention to discontinue doing business with the Business or to substantially reduce purchases from or use of products or services of the Business.

          (w) Affiliate Transactions. Except as set forth in Section 4.1(w) of the Disclosure Schedule, (i) no officer, director or Affiliate of the Seller or any of its Subsidiaries (other than Transferred Subsidiaries),
     (ii) no individual related by blood, marriage or adoption to any person described in clause (i), and (iii) no entity in which any of the foregoing persons described in clause (i) or clause (ii) owns individually or in the aggregate a greater than 10% beneficial interest, (x) is a party to any agreement, contract or commitment related to staffing services of or to the Business or (y) has a material interest in any material property used by the Business, which agreements, contracts, commitments or interests, in the case of (x) and (y), in the aggregate, involve commitments on the part of any party in excess of $1,000,000 per fiscal year. As of the Closing Date, there will be no obligation on the part of either the Seller or its Subsidiaries or the Business to provide any corporate or administrative services to the other, except as set forth in the Transition Services Agreement.

          (x) Environmental Matters. Except as set forth in Section 4.1(x) of the Disclosure Schedule: (i) the Seller and its Subsidiaries are in substantial compliance with all laws relating to pollution or the environment ("Environmental Laws") in connection with the conduct of the Business or the use of the Real Property; (ii) the Seller and its Subsidiaries have no material liability under any Environmental Law with respect to the Business or the Real Property; (iii) to the Knowledge of Seller, no written notices of any material violation or alleged material violation of, or any material liability under, any Environmental Law relating to the Business or the Real Property have been received by the Seller or its Subsidiaries during the proceeding three (3) years; (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to the Seller's knowledge, threatened, relating to compliance with or liability under any Environmental Law relating to the Business or the Real Property; and (v) there are no Phase I or Phase II reports or other environmental audits in the possession of the Seller or its Subsidiaries relating to the Real Property.

     Section 4.2 Representations and Warranties of Buyer. Buyer represents and warrants as of the date hereof and as of the Closing Date that:

          (a) Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted and to perform all of its obligations under this Agreement.

          (b) Authority; No Conflicts. The execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not result in, and the consummation of the transactions contemplated hereby shall not result in, (i) a violation of any provision of Buyer's Certificate of Incorporation or By-laws or similar organizational document,
     (ii) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under, any material indenture, trust deed, loan agreement or other instrument relating to or evidencing indebtedness for monies borrowed by or credit available to it, (iii) a violation of any provision of any material lease, agreement, instrument, court order, arbitration award, judgment or decree to which Buyer is a party or by which it or its property is bound, (iv) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under any material contract, agreement, instrument or obligation to which Buyer is a party or (v) a violation of any other material restriction of any kind or character to which Buyer or its property is subject, except, in each case, any such violations or defaults which would not materially impair Buyer's ability to perform under this Agreement and to consummate the transactions contemplated hereby.

          (c) Governmental Consents. Buyer has obtained all governmental consents, permits, authorization and approvals required to be obtained by it to enter into and perform under this Agreement and to consummate the transactions contemplated hereby, except for such consents, authorizations and approvals which may be required under the HSR Act.

          (d) Valid Agreement. This Agreement has been duly and validly executed and delivered by Buyer and is, and each of the documents contemplated hereby and thereby to which Buyer is or will be a party, when executed and delivered in accordance with its terms, will be, the valid and binding obligation of Buyer enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and subject to limitations on the remedy of specific performance and injunctive and other forms of equitable relief.

          (e) Brokers. Except as set forth in Section 4.2(e) of the Disclosure Schedule, the fees and expenses of which shall be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

          (f) Financing. Buyer has sufficient capital on hand and/or debt and equity financing commitments (and has provided the Seller with evidence thereof (such evidence of the debt commitments, the "Commitment Letter")) to, upon consummation of the financing transactions contemplated thereby, enable Buyer to pay and deliver on the Closing Date the entire Purchase Price in cash.


                                    ARTICLE V

                             COVENANTS OF THE SELLER


     Section 5.1 Pre-Closing Activities. From and after the date of this Agreement until the Closing, the Seller shall, and shall cause its Subsidiaries to:

          (a) not take any action that would prohibit or materially impair its and their ability to consummate the transactions contemplated by this Agreement;

          (b) operate the Business in the ordinary course of business and consistent with past practice, including by maintaining current relationships with the Business customers and suppliers in the ordinary course of business;

          (c) not lease, license or otherwise dispose of or mortgage, pledge or otherwise encumber any material Asset except in the ordinary course of business and consistent with past practice;

          (d) not enter into any agreement which would have been, if entered into prior to the date hereof, a Material Agreement in accordance with
     Section 4.1(h), or terminate, materially and adversely modify or amend any Material Agreement; provided, however, notwithstanding the foregoing, the Seller may enter into customer contracts in the ordinary course of business provided such contracts may be terminated by the Business without payment or penalty upon no more than 30 days prior written notice;

          (e) not make or adopt any change to the certificate of incorporation or bylaws (or similar organizational documents) of any Transferred Subsidiary as in force and effect on the date hereof without the consent of Buyer;

          (f) not enter into any employment or severance agreement with any officer of the Transferred Subsidiaries or any other employee of the Business or establish or increase the benefits payable under any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for employees of the Business, or otherwise increase the compensation payable or to become payable to any officer of the Transferred Subsidiaries or other employees of the Business, except in the ordinary course of business consistent with past practice or as may be required by Law;

          (g) not permit any Transferred Subsidiary to acquire by merger, consolidation or otherwise, all or substantially all of the assets of any other Person, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof engaged in the Business;

          (h) except in the ordinary course of business where used to finance the Business's working capital needs, not incur any indebtedness related to the Business;

          (i) not make or change any material Tax election, amend any material Tax Return, or settle or compromise any material Tax audit affecting the Assets, the Business or any of the Transferred Subsidiaries;

          (j) maintain the Assets in substantially their current state of repair, normal wear and tear accepted, and make capital expenditures related to the Business in the ordinary course of business consistent with past practice;

          (k) not revalue any of the Assets, including, without limitation, writing off receivables or reserves, other than in the ordinary course of business;

          (l) not permit any Transferred Subsidiary to make any dividend or distribution with respect to the capital stock of such Transferred Subsidiary or redeem or repurchase any of the capital stock of such Transferred Subsidiary;

          (m) not permit the Business or the Transferred Subsidiaries to make any material loans or advances to any Person, except for expenses incurred in the ordinary course of business, or to any employee of the Business;

          (n) collect accounts receivable and pay accounts payable related to the Business in the ordinary course of business;

          (o) use commercially reasonable efforts to maintain the Business's current relationships with employees of the Business; provided, such commercially reasonable efforts with respect to such employees shall not, in any event, include the Seller increasing compensation or in any manner increasing its costs or liabilities associated with such employees; or

          (p) not enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

     Section 5.2 Compliance with Laws. The Seller shall comply with all applicable laws, including, without limitation, the HSR Act, required to be complied with by it to consummate the transactions contemplated hereby.

     Section 5.3 Approvals and Consents. The Seller shall use all commercially reasonable efforts to obtain all governmental, regulatory or third-party approvals or consents and make or cause to be made (or use its commercially reasonable efforts to assist Buyer in making) any declarations, filings and registrations with Governmental Authorities or other third parties which are necessary for the Seller to consummate the transactions contemplated herein.

     Section 5.4 Further Assurances. After the Closing, the Seller shall, and shall cause its Subsidiaries to, at Buyer's reasonable request and without further consideration, except for reimbursement of out-of-pocket expenses, execute such additional instruments of conveyance and transfer and provide to Buyer such additional documents as Buyer may require to convey and transfer the Assets to Buyer.

     Section 5.5 Confidentiality Agreements. The Seller shall not amend, modify or supplement or grant any consent or waiver under or with respect to, any confidentiality agreements entered into by the Seller (or its representatives or Affiliates) and each party to whom confidential information with respect to the Business was provided in connection with the sale of the Business or otherwise (collectively, the "Sale Confidentiality Agreements") without Buyer's prior written consent.

     Section 5.6 Protection of Confidential Information. The Seller hereby agrees after the Closing Date, to safeguard against disclosure to third parties all Trade Secrets transferred to Buyer hereunder, by using reasonable secrecy measures and in any event not less than the same degree of care as for its own similar proprietary information; provided, however, that the Seller may disclose such Trade Secrets as required by any Law or legal process.

     Section 5.7 Solicitation of Employees. For a period of two (2) years after the Closing Date, the Seller shall not, without Buyer's prior written consent, solicit or hire any person who is a Continuing Employee to become an employee of the Seller or any of its Subsidiaries. Notwithstanding the foregoing, the Seller may solicit or hire employees, including the Continuing Employees, by or resulting from any general advertising method not specifically or primarily targeted at Continuing Employees, including open recruitment fliers mailed to such Continuing Employees and other potential employees and may hire such employee who responds to such solicitation, other than the employees listed in
Section 8.1 of the Disclosure Schedule. If, at the time of enforcement of this section, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

     Section 5.8 Non-Competition. (a) Except as provided in clause (b), for a period of four (4) years from the Closing Date, except as permitted in this
Section 5.8, the Seller and its Affiliates shall not engage, directly or indirectly, in (i) any business that provides (v) licensed or non-licensed personnel, (w) medical testing and laboratory personnel, (x) therapy or rehabilitative personnel, (y) mental health providers or (z) administrative personnel, including, without limitation, billers, coders and personnel who supervise, coordinate or facilitate the provision of healthcare providers by other persons as supplemental staff or on a direct placement basis to third party entities (the "Seller Covered Business") or (ii) any business that owns, manages, operates, controls or participates in the ownership, management, operation or control of any business or enterprise that engages in a Seller Covered Business. Notwithstanding the foregoing, "Seller Covered Business" shall not include the provision of licensed or non-licensed personnel (A) to or on behalf of individuals at the request of such individuals or on their behalf, (B) in connection with the conduct of clinical trials, research projects, educational programs and the promotion and launching of drugs and devices, or
(C) to individual or group practitioners in connection with the home care business or (D) to other home care entities.

     (b) The restrictions set forth in Section 5.8(a) shall not be construed to prohibit or restrict:

          (i) the Seller or any of its Affiliates from engaging in any business related to any activity which does not constitute the Seller Covered Business or any activity described in clause 5.8(a)(ii);

          (ii) any equity investment by the Seller or any of its Affiliates in any Person in which the Seller or such Affiliate does not have the right to designate a controlling number of members of the board of directors (or similar governing body) of such entity and in which the Seller or such Affiliate together with its Affiliates collectively hold not more than 10% of the outstanding voting securities;

          (iii) any business activity that would otherwise violate Section 5.8(a) that is carried on by any Person that is acquired by, combined with, or otherwise becomes a Subsidiary or Affiliate, of the Seller after the Closing Date (a "Seller Acquired Company"), but only if, at the time of such acquisition, the revenues derived from the Seller Covered Business by the Seller Acquired Company constitute less than 20% of the annual revenues of the Seller Acquired Company; provided, that within nine (9) months of the consummation of such acquisition the Seller or its Affiliate disposes of the portion of the Seller Acquired Company that is engaged in the Seller Covered Business unless the ownership of all or a portion of such Seller Covered Business would otherwise be permitted by this Section 5.8; or

          (iv) the Seller or any of its Affiliates from engaging in a business which constitutes the Seller Covered Business, so long as (i) the aggregate revenues of the Seller for each fiscal year derived from all such Seller Covered Business under this Section 5.8(b)(iv) do not exceed $12.5 million and (ii) the aggregate revenues of the Seller for each fiscal year derived from such Seller Covered Business under this Section 5.8(b)(iv) in the cities listed in Section 5.8 to the Disclosure Schedule or the 25 mile radius surrounding the city limits of such cities (as named on such Schedule) (the "Restricted Markets") do not exceed $2.0 million.

Notwithstanding the foregoing, the Seller shall not (A) conduct the Seller Covered Business from any business location of which substantially all of the business of such location is the Seller Covered Business, (B) engage in the Seller Covered Business within the Restricted Markets pursuant to clause (iv) of this Section 5.8(b) with any customer or client that is not a customer or client of the Seller or its Subsidiaries on the date of this Agreement or (C) engage in the Seller Covered Business pursuant to clause (iv) of this Section 5.8(b) in the Restricted Markets with any customer or client that is a customer of the Business.

     (c) For a period of four (4) years from the Closing Date, the Seller shall provide to Buyer on the sixtieth (60th) day after each fiscal year of the Seller and on the sixtieth (60th) day after each second fiscal quarter of the Seller, a report (the "Seller Covered Business Report") specifying the Seller's aggregate revenues for such period derived from its business in the Seller Covered Business and the Seller's aggregate revenues derived from its business in the Seller Covered Business in the Restricted Markets and, in each case, as indicated by accounting record coding, consistent with past practice. In the event the Seller Covered Business Report indicates that the revenues of the Seller's business that is engaged in the Seller Covered Business are for any fiscal year period within 95% of the maximum revenue limits, as provided in
Section 5.8(a) or Buyer has good faith reason to believe the Seller has breached the covenant provided in this Section 5.8, Buyer shall, upon its request within thirty (30) days of receipt of the Seller Covered Business Report, have reasonable access to the supporting data used to prepare the Seller Covered Business Report, to the extent necessary to review such report. Any out-of-pocket costs or expenses incurred in connection with such review shall be borne solely by Buyer.

     (d) The Seller shall take all commercially reasonable efforts to cause its employees to comply with Section 5.8.

     (e) The Seller shall not actively market or advertise any business it engages in which is within the Seller Covered Business; provided, however, the Seller may market and advertise its business within the Seller Covered Business together with any marketing or advertising for its Home Care Nursing Services business or Specialty Pharmaceutical Services business in the manner the Seller, prior to the date hereof, engaged in such advertising or marketing with respect to its businesses, which was not solely engaged in the Business. Notwithstanding the foregoing, the Seller may describe its business without regard to this provision for purposes of any filings or disclosure to any Governmental Authority.

     (f) If, at the time of enforcement of this Section 5.8, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. It is recognized and acknowledged by the Seller that a breach of the covenant contained in this Section 5.8 will cause irreparable damage to Buyer, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Seller agrees that in the event of a breach of any of the covenants contained in this Section 5.8, in addition to any other remedy which may be available at law or in equity, Buyer will be entitled to specific performance and injunctive relief. Notwithstanding the foregoing, prior to taking any action to enforce this Section 5.8, each of the President of Buyer and the President of the Seller shall negotiate in good faith for a period of thirty (30) days to resolve any dispute arising under this Section 5.8.

     Section 5.9 Access to Information. From the date of this Agreement until the Closing, upon reasonable advance notice, the Seller shall, and shall cause the officers, employees, auditors and agents of the Seller and its Subsidiaries to, (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the Assets and the Business as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that Buyer shall not unreasonably interfere with any of the businesses or operations of the Seller or its Subsidiaries.

     Section 5.10 Notification of Certain Events. From the date hereof through the Closing, the Seller shall give prompt notice to Buyer and Buyer shall give prompt notice to the Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the Seller's or Buyer's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of the Seller or Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition. The Seller shall provide Buyer with an unaudited consolidated balance sheet and the related statements of income and cash flow for the Business for each month from the date hereof through the Closing Date within 30 calendar days after the end of each such month.

     Section 5.11 Exclusivity. From the date hereof through the Closing Date or earlier termination of this Agreement, neither the Seller nor its Subsidiaries shall, nor shall any of them knowingly permit its respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Buyer or any of its Affiliates) in furtherance of any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Business or any of the Transferred Subsidiaries, other than the transactions contemplated by this Agreement.


                                   ARTICLE VI

                               COVENANTS OF BUYER


     Section 6.1 Pre-Closing Activities. From and after the date of this Agreement until the Closing, Buyer shall not take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

     Section 6.2 Compliance with Laws. Buyer shall duly comply with all applicable laws, including, without limitation, the HSR Act, required to be complied with by it to consummate the transactions contemplated hereby.

     Section 6.3 Approvals and Consents. It shall be Buyer's responsibility to obtain all governmental, regulatory or other third-party approvals and consents and make or cause to be made any declarations, filings and registrations with governmental or regulatory authorities or other third parties which are necessary for Buyer to consummate the transactions contemplated herein, including, without limitation, those approvals, consents, filings and notices required in connection with the Licenses listed in Section 4.1(r) of the Disclosure Schedule.

     Section 6.4 Further Assurances. After the Closing, Buyer shall, at the Seller's reasonable request, and without further consideration, execute such additional instruments of assumption and provide to the Seller such additional documents as the Seller may require to ensure the proper assignment and assumption of the Assumed Liabilities by Buyer.

     Section 6.5 Preservation of Books and Records; Post-Closing Access. From and after the Closing Date, with respect to all matters, except for tax matters as covered in Article IX, Buyer agrees that it shall preserve and keep the books and records of the Business delivered to it hereunder for such period of time as may be required by any government agency or ongoing investigation, litigation or proceeding, and shall make its books and records and employees available to the Seller as may be reasonably required in connection with any legal proceedings against or governmental investigations of the Seller or its Subsidiaries or for any other reasonable business purpose arising from or relating to the Excluded Assets or the Retained Liabilities. In the event Buyer wishes to destroy any such books or records at any time after two years from the Closing, Buyer shall first give thirty (30) days prior written notice to the Seller and the Seller shall have the right at its option and expense, upon prior written notice given to Buyer within said thirty (30) day period, to take possession of said records within ninety (90) days after the date of Buyer's notice hereunder.

     Section 6.6 Protection of Confidential Information. Buyer hereby agrees, after the Closing Date, to safeguard against disclosure to third parties all Trade Secrets of the Seller and its Subsidiaries not transferred to Buyer hereunder but learned in connection with its investigation of the Business, by using reasonable secrecy measures and in any event not less than the same degree of care as for its own similar proprietary information; provided, however, that Buyer may disclosure such Trade Secrets as required by any Law or legal process.

     Section 6.7 Solicitation of Employees. For a period of two (2) years after the Closing Date, except for the Contract/Administrative Employees, Buyer shall not without the Seller's prior written consent solicit any person who is not a Continuing Employee on the Closing Date to become an employee of Buyer or any of its Subsidiaries. With respect to the Contract/Administrative Employees, in the event that Buyer notifies the Seller of its intent to make an offer of employment to such individuals, the Seller and its Subsidiaries will not take any action to induce such employees not to take such offer, including agreeing to increase the compensation payable to such employees. Notwithstanding the foregoing, the Seller may solicit employees of the Seller or its Subsidiaries, by any general advertising method not specifically or primarily targeted at the Seller's or its Subsidiaries' employees, including open recruitment fliers mailed to such employees and may hire any nurse, nurse assistant, medical testing and laboratory personnel, therapy or rehabilitative personnel, mental health providers or administrative personnel of the Seller or its Subsidiaries who responds to such solicitation. If, at the time of enforcement of this section, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

     Section 6.8 Insurance. From and after the Closing Date, Buyer shall maintain in full force and effect insurance policies and insurance contracts, including, without limitation, primary, excess and umbrella, comprehensive general and professional liability and workers' compensation policies as in Buyer's reasonable judgment are reasonable and adequate for its business, including the Business.

     Section 6.9 Name Change. Following the Closing Date, Buyer shall and shall cause the Transferred Subsidiaries to take all ac-tion reasonably necessary to cease using, and change, as soon as practicable but in any event, within thirty (30) days from the Closing Date (including by amending charter documents) any corporate or other names which are the same as, confusingly similar to, or include, the name "Olsten" or "Gentiva". Notwithstanding the foregoing, Buyer shall be permitted to use such names to the extent permitted by Section 1.2(b).

     Section 6.10 Workers' Compensation and Professional Negligence. Following the Closing Date, Buyer shall reimburse the Seller (i) for the Workers' Compensation Accrual Amount and (ii) $240,000, equal to the liabilities described in Section 2.2(e) that will be accrued on the Closing Balance Sheet. Such reimbursement shall be payable in cash, during the course of two (2) years from the Closing Date, in eight equal quarterly installments.

     Section 6.11 Financing. Buyer shall use its commercially reasonable efforts to obtain financing on or prior to the Closing Date for the transactions contemplated by this Agreement on the terms set forth in the Commitment Letter for the transactions contemplated by this Agreement.


                                   ARTICLE VII

                        FURTHER COVENANTS OF THE PARTIES


     Section 7.1 Nonassignable Contracts and Permits. (a) Nothing in this Agreement shall be construed as an attempt to assign to Buyer any contract, commitment, or other agreement or permit, license or authorization which is by law or its terms nonassignable or the assignment of which would constitute a violation of statute, rule, regulation, contract, commitment or other agreement.

     (b) If, as of the Closing, an attempted assignment of any contract, commitment or other agreement would be ineffective or would affect the Seller's rights thereunder so that Buyer would not in fact receive all such rights, the Seller shall cooperate with Buyer in a mutually acceptable arrangement, use their commercially reasonable efforts to provide for Buyer the benefit (including the economic benefit) of such contract, commitment, or other agreement (other than legal title). If and so long after the Closing as such assignment shall not have been made, the Seller shall (i) to the extent that such action shall not result in violation of such contract, commitment or other agreement, transfer to Buyer all assets and rights, including all monies, received in respect of such contract and hold such contract, commitment or other agreement in trust for Buyer and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of such contract, commitment or other agreement (other than legal title), or any of such contract, commitment or other agreement has been cancelled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with Buyer) as are commercially reasonable to provide all of the benefits (or the equivalent thereof, including the economic benefit) of such contract, commitment or other agreement (other than legal title) to Buyer.

     (c) Buyer shall obtain, at its own expense, as of the Closing or as soon thereafter as practicable, all business permits, business licenses or business authorizations required by any governmental agency to conduct the Business of the type disclosed in Section 4.1(r) of the Disclosure Schedule, without any guaranty or liability of the Seller with respect thereto, except for those permits, licenses or authorizations which can be assigned by the Seller at Closing with or without the consent of any third party. Subsequent to Closing, the Seller shall have the right to cancel any such permits, licenses or authorizations and bonds or guarantees related thereto which are applicable to the Assets or the Business (other than such permits, licenses or authorizations that are issued to the Transferred Subsidiaries) but are unable to be assigned within 180 days from the Closing and shall have the right at any time to permit the Licenses listed in Section 4.1(r) of the Disclosure Schedule to expire in accordance with their terms.

     (d) Buyer shall reimburse the Seller for one-half of any reasonable out-of-pocket costs incurred by the Seller or its Subsidiaries as a result of the arrangements mutually agreed to by each of Buyer and the Seller pursuant to
Section 7.1(a) with respect to any nonassignable contract, commitment or other agreement (other than costs of performance of such contracts, commitment or agreements the payment of which shall be allocated as part of the mutually agreed upon arrangements). The Seller shall not be required to incur any costs or take any action in order to maintain the effectiveness of any permits, licenses or authorizations except as provided in the last sentence of Section 7.1(c) and, in such case, only to the extent any costs or expenses are reimbursed by Buyer in full.

     Section 7.2 Conduct of Litigation. Buyer, on the one hand, and the Seller, on the other hand, shall cooperate fully in the prosecution or defense of any action, proceeding or claim involving the Business arising out of or relating to the Retained Liabilities, on the one hand, and the Assumed Liabilities, on the other hand, and shall consult and confer with one another with respect thereto, at no cost to Buyer, on the one hand, or the Seller, on the other hand, other than reimbursement for out-of-pocket expenses.

     Section 7.3 Sales and Transfer Taxes. Any transfer, documentary, sales, use, real estate transfer or other similar Taxes assessed upon or with respect to the transfer of the Assets (including the Transferred Shares) to Buyer and any recording or filing fees with respect thereto shall be paid one-half by Buyer and one-half by the Seller.

     Section 7.4 Transition Services Agreement. At the Closing, the Seller and Buyer shall enter into a Transition Services Agreement substantially in the form of Exhibit B under which the Seller shall provide certain transitional services to Buyer on the terms set forth therein.

     Section 7.5 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary or desirable in order to consummate the transactions contemplated in this Agreement in the time period contemplated by this Agreement.

     Section 7.6 Contract/Administrative Employees. At such time as the Transition Services Agreement is terminated or the provision of services by the Contract/Administrative Employees is terminated in accordance with or as a result of the reduction of services under or termination of the Transitional Services Agreement unless Buyer notifies the Seller that it desires to make an offer of employment to the Contract/Administrative Employees, the Seller shall use commercially reasonable efforts to retain such employees for other useful purposes of the Seller's or its Subsidiaries' businesses. Notwithstanding the foregoing, the Seller shall not be required to create a new position for such employees or incur any cost (other than nominal costs) or liabilities to reassign such employees. If the Seller is unable to reassign such employees in accordance with the foregoing arrangements, Buyer shall promptly reimburse the Seller for any severance payment owed to such employees. Such reimbursement by Buyer shall be paid to the Seller within 5 days of the severance payment. If the Seller is able to make alternative employment arrangements that are accepted by any of the Contract/Administrative Employees, Buyer shall have no further obligation with respect to such Contract/Administrative Employees.

     Section 7.7 Co-Located Properties. For a period of eighteen (18) months following the Closing Date or such shorter term with respect to the co-located properties listed in Item 2 of Section 1.1(e) of the Disclosure Schedule (the "Co-Located Properties") with a lease term of shorter than eighteen (18) months (the "Initial Term"), Seller or its Subsidiaries will provide Buyer and its Subsidiaries with use of those areas of each of the Co-Located Properties which the Business had use of and access to as of the date hereof to the extent the Business had use of and access to such Co-Located Properties as of the date hereof. On or before the date that is thirty (30) days before the end of the Initial Term, with respect to each Co-Located Property Buyer will notify Seller whether Buyer will either (i) continue to use the respective Co-Located Property, on a month-to-month basis and providing thirty (30) days notice prior to vacating such Co-Located Property or (ii) vacate the respective Co-Located Property no later than the end of the Initial Term. Buyer shall reimburse the Seller for Buyer's and its Subsidiaries' (including the Transferred Subsidiaries) use of the Co-Located Properties in the amount set forth in
Section 7.7 of the Disclosure Schedule, unless otherwise mutually agreed to by the parties. Such reimbursement shall be payable by Buyer in cash on or prior to the first day of each month after the Closing Date.

                                  ARTICLE VIII

                                Employee matters


     Section 8.1 Employees. Section 8.1(a) of the Disclosure Schedule sets forth a true and correct list of each employee, whether full time or part-time, employed by the Transferred Subsidiaries as of the date hereof (other than field caregivers and other employees employed on a per diem basis, each of whom is an employee of the Business) and Section 8.1(b) of the Disclosure Schedule sets forth a true and correct list of each employee of the Seller or its Subsidiaries (other than the Transferred Subsidiaries) who is employed as a full-time administrative employee by the Seller or its Subsidiaries exclusively in connection with the Business, in either case together with each such employee's title or position. Effective as of and conditioned upon the occurrence of the Closing, Buyer shall make an offer of employment to each employee listed in
Section 8.1(b) of the Disclosure Schedule, except for Contract/Administrative Employees, to the extent such employee is a full-time administrative employee of the Seller or its Subsidiaries on the Closing Date and shall cause the Transferred Subsidiaries to continue to employ each employee on the Closing Date set forth in Section 8.1(a) to the Disclosure Schedule, in each case for the same salary as provided to such employees immediately prior to the Closing Date and upon such other terms as are described herein which are provided to other similarly situated employees of Buyer as of the date hereof. Each employee as of the Closing Date and as set forth on Section 8.1(b) to the Disclosure Schedule who accepts the offer of employment from Buyer and each employee employed by the Transferred Subsidiaries on the Closing Date shall be referred to herein as a "Continuing Employee." Nothing in this Section 8.1 shall create any obligation on the part of Buyer to continue the employment of any such Continuing Employee for any definite period following the Closing.

     Section 8.2 Employee Benefit Plans for Continuing Employees. Buyer will provide employee benefit plans and arrangements (the "Buyer Plans") for Continuing Employees that are provided to other similarly situated employees of Buyer as of the date hereof (or continue to cover Continuing Employees who participate in a Transferred Subsidiary Benefit Plan under such Transferred Subsidiary Benefit Plan) except for such changes as may be (i) required by law including without limitation any applicable qualification requirements of
Section 401(a) of the Code or (ii) necessary as a technical matter to reflect the transactions contemplated hereby in this Article VIII. Except as provided hereinafter in this Article VIII with respect to specific types of benefits, Buyer shall, and shall cause its Affiliates to, take into account and credit each Continuing Employee's period of service with the Seller or its Subsidiaries or their Affiliates prior to the Closing under the Buyer Plans. Buyer (and its Affiliates) reserves the right to amend or terminate any of the Buyer Plans as it (and they) may deem appropriate at any time and from time to time.

     Section 8.3 Pension Plans. Buyer shall take all action necessary to extend participation and coverage under the InteliStaf, Inc. 401(k) Profit Sharing Plan and Trust ("Buyer's Savings Plan") as soon as practicable after the

Closing Date to Continuing Employees who were eligible to participate in a Seller Savings Plan. Under Buyer's Savings Plan, all Continuing Employees shall be credited with eligibility and vesting service credited under any Seller Savings Plan. As of the Closing Date, the employees of the Transferred Subsidiaries shall cease to participate in the Seller Savings Plan.

          (i) As soon as practicable after the Closing Date, the Seller shall cause each Seller Savings Plan and the Trust(s) pursuant thereto (each, a "Seller Savings Trust") to transfer to the Buyer's Savings Plan and the trust established pursuant thereto (the "Buyer Savings Trust") the accounts under each Seller Savings Plan and the Seller Savings Trust (and the assets and liabilities therein) attributable to each Continuing Employee. The Seller shall cause all of such accounts to be fully vested upon such transfer. Such transfer shall be made in the form of cash or promissory notes representing plan loans and shall satisfy the requirements of Code Sections 401(a)(12) and 414(1) and the regulations pursuant thereto. Prior to such transfer, Buyer and Seller will provide each other with such documents and other information as each shall reasonably request to assure itself that the Buyer Savings Plan and Buyer Savings Trust, or the Seller Savings Plan and Seller Savings Trusts, as the case may be, are qualified and tax-exempt under the provisions of Code Section 401(a) and 501(a) respectively as of the date of such transfer. The Buyer Savings Plan shall preserve for the Continuing Employees all benefits, rights and features applicable to such transferred accounts which are protected under Section 411(d)(6) of the Code and other applicable law. The Seller shall provide to Buyer copies of such account records and other documentation of the Seller Savings Plan pertaining to the Continuing Employees as Buyer may reasonably request in order to administer and manage the accounts and assets transferred to the Buyer Savings Plan and Buyer Savings Trust. Buyer and the Seller shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein.

          (ii) The Buyer Savings Plan shall provide to the Continuing Employees all of their benefits accrued under each Seller Savings Plan as of the date of transfer, and neither the Seller nor the Seller's Savings Plan will have thereafter any liability therefor. The Buyer Savings Plan shall also provide that a Continuing Employee's period of employment with the Seller or the Transferred Subsidiaries or any predecessor thereof (as applicable) for which credit was given under a Seller Savings Plan shall be given equivalent credit under the Buyer Savings Plan to the effect that if any Continuing Employee becomes an employee of Buyer as of the Closing Date, no interruption in participation, benefit accrual or vesting service shall be deemed to have occurred for such Continuing Employee under the Buyer Savings Plan by reason of the change in employment contemplated by this Agreement.

     Section 8.4 Welfare and Fringe Benefits Generally. Buyer agrees that Continuing Employees and their spouses and dependents eligible to participate in the Seller's current medical and dental benefit plans and vision, disability, life and accident and other health and welfare plans (the "Seller Welfare Plans") as of the Closing Date shall be eligible to participate in the medical and dental benefit plans and vision, disability, life and accident, and other health and welfare plans (the "Buyer's Welfare Plans") as provided by Buyer to its similarly situated employees except to the extent such Continuing Employees are otherwise covered under a Transferred Subsidiary Benefit Plan. Any and all waiting periods and pre-existing condition clauses shall be waived under the Buyer's Welfare Plans with respect to such Continuing Employees and their eligible spouses and dependents to the extent such requirements have been satisfied under an applicable Seller Welfare Plan as of the Closing Date. In addition, Buyer shall cause the Buyer's Welfare Plans to recognize any out-of-pocket medical, dental and vision expenses incurred by such Continuing Employees and their eligible spouses and dependents prior to the Closing Date under the Seller Welfare Plans for purposes of determining their deductibles and out-of-pocket maximums during the calendar year in which such Closing Date occurs under the Buyer's Welfare Plans during the calendar year in which such Closing Date occurs.

     Section 8.5 Options. As of the Closing Date, each option to purchase shares of the Seller's common stock outstanding immediately prior to the Closing Date of any Continuing Employee will be exercisable or terminate in accordance with the Seller's option plans and its Employee Stock Purchase Plan in effect on the Closing Date as if such person voluntarily resigned.

     Section 8.6 Miscellaneous. (a) The Seller and Buyer shall cooperate with each other in all respects relating to any actions to be taken pursuant to this
Article VIII, including by notifying Seller of the termination of employment of any Continuing Employees who participates in Seller's supplemental savings plan.

     (b) From and after the Closing Date, the Seller shall remain responsible for any and all liabilities with respect to the Continuing Employees or their beneficiaries or dependents that are incurred by such individuals prior to the Closing Date under the applicable Seller Welfare Plans for health, life, accidental death and dismemberment, accident, sickness and disability benefits. For purposes of this Agreement, (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug, dental, and vision care expenses) will be deemed to have been incurred on the date on which the related medical service was rendered to the claimant; (ii) a claim for sickness or disability benefits will be deemed to have been incurred on the date such sickness or disability occurs; and (iii) in the case of any claim for benefits other than health benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims. Buyer shall be responsible for all claims that are incurred by Continuing Employees on or after the Closing Date under the applicable Buyer Welfare Plans. Any liability to any Continuing Employee who is on disability as of the Closing Date shall be paid by the Seller unless and until such Continuing Employee returns to work for Buyer or the Transferred Subsidiaries.

                                   ARTICLE IX

                                   TAX MATTERS


     Section 9.1 Obligations and Taxes. To the extent permitted by law, the Seller shall cause the taxable year of the Taxpayers to close on the Closing Date for all applicable tax purposes. The Seller shall cause to be prepared in a manner consistent with past practices all Tax Returns of each Taxpayer for taxable years or periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing), and shall cause such Tax Returns (or, in the case of any consolidated or combined Tax Returns including a Taxpayer, the portion of such Tax Return relating to the Taxpayer) to be delivered to Buyer for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file). The Seller shall file all such Tax Returns and shall cause to be timely paid all Taxes required to be paid for the periods covered by such Tax Returns. Any such Taxes that are the responsibility of Buyer pursuant to Section 2.1(d) and are either
(1) accrued or reserved on the Closing Balance Sheet or (2) payable by Buyer under Section 7.3 hereof shall be reimbursed by Buyer within five (5) business days after a request for reimbursement is made by the Seller.

     Buyer shall cause to be prepared in a manner consistent with past practices all Tax Returns for the Taxpayers for tax periods beginning on or prior to and ending after the Closing Date and shall cause such Tax Returns to be delivered to the Seller for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file). Buyer shall timely file all such Tax Returns and shall cause to be timely paid all Taxes required to be paid for the periods covered by such Tax Returns; provided that the Seller shall pay or cause to be paid over to Buyer prior to the due date for such Tax Returns (taking into account any applicable extensions) any Taxes owed in respect of such Tax Returns that are Pre-Closing Tax Liabilities.

     Section 9.2 Cooperation. Buyer and the Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns, the filing of any Tax claims and in any audit, litigation or other proceeding with respect to Taxes relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after the Closing Date. Such cooperation shall include, but is not limited to, furnishing prior years' returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such returns and furnishing such other information within such party's possession requested by the party filing such returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information. Buyer and its Affiliates shall cooperate with the Seller and its Affiliates in obtaining any refunds described in Section 1.2(e).

     Section 9.3 Access to and Destruction of Books and Records. (a) For a period of six (6) years after the Closing, each of the Seller and Buyer shall provide the other with reasonable access during normal business hours to its books and records to the extent they relate to the Transferred Subsidiaries or the condition or operation of the Business prior to the Closing and are requested to prepare Tax Returns, to respond to third party claims or for any other legitimate purpose specified in writing. Each of the Seller and Buyer shall have the right, at its own expense, to make copies of any such books and records.

     (b) Neither of the Seller nor Buyer shall destroy any books or records to the extent that they relate to the Transferred Subsidiaries or the condition or operation of the Business prior to the Closing without first offering to turn over possession to the other by written notice at least ninety (90) days prior to the proposed date of destruction.

     Section 9.4 Confidentiality. Each of the Seller and Buyer may take such action as it reasonably deems appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Article IX and to condition access to materials that it deems confidential to the execution and delivery of an agreement by the other party not to disclose or misuse such information.

     Section 9.5 Allocation of Purchase Price. The Closing Cash Consideration and any other amounts to be received by the Seller after the Closing Date (pursuant to Sections 3.2 and 3.3) and the Assumed Liabilities shall be allocated to the Assets and the covenant not to compete as set forth in Section
5.8 for all purposes (including tax and financial accounting purposes) as provided in Section 9.5 of the Disclosure Schedule (the "Allocation"). Buyer and the Seller shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the Allocation. Buyer shall prepare and deliver to the Seller within ninety (90) days after the Closing Date, any Form 8594 required to be filed under Section 1060 of the Code.

     Section 9.6 Section 338 Election. The Buyer and the "selling consolidated group" or the "selling affiliate" (as such quoted terms are defined in Temp. Treas. Reg. Section 1.338(h)(10)-1T(b)), as the case may be, shall jointly make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (the "Election") with respect to the purchase and sale of shares of Olsten Flying Nurses Corp. The Seller and Buyer shall provide to the other all necessary information to permit the Election to be made. The Seller and Buyer shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing IRS Form 8023 and other such forms, returns, elections, schedules, attachments and other documents as may be required (the "Forms")) to effect and preserve a timely Election. The Seller and Buyer agree to mutually determine, in a manner consistent with the Allocation, (a) the amount of the aggregate deemed sales price ("ADSP") (within the meaning of Treasury Regulation Section 1.338-4T) and the amount of the adjusted grossed-up basis ("AGUB") (within the meaning of Treasury Regulation Section 1.338-5T) of the Transferred Subsidiaries and (b) the proper allocation of the ADSP and AGUB among the assets of the Transferred Subsidiaries in accordance with Treasury Regulation Section 1.338-6T. Buyer shall prepare Internal Revenue Service Form 8023 (and any other corresponding state or local forms) based on the Allocation and shall, no later than sixty (60) days prior to the latest date for the filing of each form, deliver such form to the Seller for approval, which approval shall not be unreasonably withheld. No election pursuant to Section 338 of the Code or any corresponding elections under state, local or foreign law shall be made with respect to the stock of Olsten Health Services (Staffing), Inc.


                                    ARTICLE X

                CONDITIONS PRECEDENT TO OBLIGATIONS OF the SELLER


     The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions as of the Closing (unless expressly waived in writing by the Seller, in its discretion, at or prior to the Closing).

     Section 10.1 Compliance by Buyer. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects, and the representations and warranties made by Buyer in this Agreement shall be correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at the Closing, except for changes contemplated by this Agreement.

     Section 10.2 Certificates, etc. from Buyer. Buyer shall deliver to the
Seller:

          (a) A certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying to the fulfillment of the conditions set forth in this
     Article X.

          (b) An incumbency certificate for the officers signing documents on behalf of Buyer pursuant to this Agreement.

          (c) A certificate of the secretary of Buyer containing true and correct copies of the certificate of incorporation and bylaws of Buyer and resolutions of the board of directors of Buyer approving the transactions contemplated hereby.

          (d) Certified copies of a Certificate of Good Standing with respect to Buyer issued by the Secretary of State of the jurisdiction of organization of Buyer.

     Section 10.3 No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

     Section 10.4 Instruments of Assumption. Buyer shall have delivered to the Seller an executed Assumption Agreement substantially in the form of Exhibit C and such other instruments, certificates or documents as shall be reasonably requested by the Seller for the assignment and assumption of the Assumed Liabilities.

     Section 10.5 Purchase Price. Buyer shall have delivered to the Seller the Closing Cash Consideration Price in cash in United States dollars by wire transfer of immediately available funds in accordance with written instructions provided to Buyer by the Seller and shall have paid to the Escrow Agent the Escrow Amount.

     Section 10.6 HSR Act. The filing and waiting period requirements of the HSR Act relating to the sale of the Assets shall have been complied with.

     Section 10.7 Legal Opinion. Buyer shall have delivered the legal opinion of Latham & Watkins substantially in the form of Exhibit D to this Agreement.

     Section 10.8 Escrow Agreement. Buyer shall have executed a copy of the Escrow Agreement.

     Section 10.9 General. The form and substance of all instruments and documents executed and delivered in connection with the Closing shall be reasonably acceptable to the Seller and its counsel.


                                   ARTICLE XI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER


     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions as of the Closing (unless expressly waived in writing by Buyer, in its discretion, at or prior to the Closing).

     Section 11.1 Compliance by the Seller. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller at or prior to the Closing shall have been complied with and performed in all material respects, and the representations and warranties made by the Seller in this Agreement shall be correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement, the Transition Services Agreement and the Escrow Agreement.

     Section 11.2 Certificates, etc. from the Seller. The Seller shall deliver to Buyer:

          (a) A certificate, dated as of the Closing Date, signed by an officer of the Seller, certifying to the fulfillment of the conditions set forth in this Article XI.

          (b) An incumbency certificate for the officer signing documents on behalf of the Seller pursuant to this Agreement.

          (c) A receipt with respect to the Purchase Price.

          (d) A certificate signed by the Secretary of the Seller and each of the Transferred Subsidiaries containing certified copies of the certificate of incorporation and bylaws of each of the Seller and the Transferred Subsidiaries and a copy of the resolutions of the Board of Directors of the Seller approving the transactions contemplated hereby.

          (e) Certified copies of a Certificate of Good Standing with respect to the Seller and each of the Transferred Subsidiaries issued by the Secretary of State of the jurisdiction of organization of each of the Seller and the Transferred Subsidiaries.

     Section 11.3 No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

     Section 11.4 Instruments of Conveyance. The Seller shall have delivered to Buyer a duly executed Bill of Sale and Assignment substantially in the form of Exhibit E and such other instruments of transfer and conveyance, each duly executed, as shall be reasonably requested by Buyer for the transfer of all of the Seller's and its Subsidiaries' right, title and interest to and in the Assets.

     Section 11.5 HSR Act. The filing and waiting period requirements of the HSR Act relating to the purchase of the Assets shall have been complied with.

     Section 11.6 Stock Certificates. The Seller shall have delivered stock certificates representing all of the issued and outstanding capital stock of the Transferred Subsidiaries, together with stock powers duly endorsed in blank.

     Section 11.7 Legal Opinion. The Seller shall have delivered the opinion of Cahill Gordon & Reindel, counsel to the Seller, in substantially the form of Exhibit F to this Agreement.

     Section 11.8 Ancillary Agreements. The Seller shall have executed and delivered to Buyer a copy of the Transition Services Agreement.

     Section 11.9 Resignation of Officers and Directors. Except as set forth on
Section 11.10 of the Disclosure Schedule, each member of the Board of Directors and each officer of the Transferred Subsidiaries shall have resigned as elected or appointed directors and officers of the Transferred Subsidiaries, effective as of the Closing Date.

     Section 11.10 FIRPTA Certificate. The Seller shall deliver to Buyer an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulation section 1.1445-2(b), which statement certifies that the Seller is not a foreign person and sets forth the Seller's name, identifying number and address.

     Section 11.11 General. The form and substance of all instruments and documents executed and delivered in connection with the Closing shall be reasonably acceptable to Buyer and its counsel.

     Section 11.12 No Material Adverse Effect. After the date hereof, no events shall have occurred or facts or circumstances exist that have a Material Adverse Effect.

     Section 11.13 Debt Financing. Buyer shall have obtained debt financing for the transaction contemplated by this Agreement in aggregate principal amount of not less than $54 million.


                                   ARTICLE XII

                                     CLOSING


     Section 12.1 The Closing. The consummation of the transactions (the "Closing") contemplated by this Agreement shall take place at 10:00 a.m., Eastern Standard Time, on such date which is the third business day after the date on which the conditions set forth in Articles X and XI have been satisfied or waived (except for such conditions as are to be satisfied at the Closing), at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, or at such other place, date and time as the parties shall mutually agree (the "Closing Date").

     The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously.


                                  ARTICLE XIII

                                 INDEMNIFICATION


     Section 13.1 Seller's Indemnity. The Seller shall indemnify, defend and hold Buyer, its stockholders, officers, directors, employees, Subsidiaries (including the Transferred Subsidiaries) and Affiliates (each, a "Buyer Indemnified Party") harmless from, against and in respect of any and all claims, expenses, liabilities, damages, losses, costs, government proceedings, causes of action, demands, judgments (including, without limitation, reasonable attorneys' fees) (collectively, the "Claims") to the extent suffered or incurred by Buyer Indemnified Parties by reason of any of the following:

          (a) the Seller's failure to pay, discharge or perform any of its liabilities or obligations under this Agreement other than the Assumed Liabilities;

          (b) any breach by the Seller of its representations or warranties or covenants set forth in this Agreement or any Schedule or Exhibit hereto;

          (c) the Retained Liabilities; and

          (d) all Pre-Closing Tax Liabilities that are not Retained Liabilities.

     Section 13.2 Buyer's Indemnity. Buyer shall indemnify, defend and hold the Seller, its Subsidiaries, its stockholders, officers, directors, employees, Subsidiaries and Affiliates (each, a "Seller Indemnified Party") harmless from, against and in respect of any and all Claims to the extent suffered or incurred by the Seller Indemnified Parties by reason of any of the following:

          (a) any Claims by any party with respect to any obligation or liability relating to the Assumed Liabilities;

          (b) Buyer's failure to pay, discharge or perform any of its liabilities or obligations under this Agreement;

          (c) Buyer's operation of the Business and use of the Assets after the Closing;

          (d) any breach by Buyer of its representations or warranties or covenants set forth in this Agreement or any Schedule or Exhibit hereto; and

          (e) the Assumed Liabilities.

     Section 13.3 Indemnity Procedure. Subject to the time limitations and amounts set forth in Section 13.4 below, Buyer and the Seller shall each follow the following procedures, as the case may be:

          (a) If by Seller. In the event that Buyer becomes aware of facts or events giving rise to obligations of the Seller to indemnify any Buyer Indemnified Party under Section 13.1, Buyer shall notify the Seller of such fact or event in writing, setting forth specifically the obligation with respect to which the Claim is made, the facts giving rise to and the alleged basis for such Claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof. Such notice shall be given promptly following the discovery by such Buyer Indemnified Party of facts which constitute the basis for a Claim against such Buyer Indemnified Party which may give rise to a right of indemnity or promptly following receipt of notice of the assertion of a Claim against such Buyer Indemnified Party which may give rise to a right of indemnity, whichever shall occur first; provided that failure to so notify the Seller of any such Claim shall discharge the Seller of its liabilities and obligations hereunder only if and to the extent that the Seller is prejudiced thereby. The Seller shall notify Buyer within ten (10) business days following receipt of notice of a Claim from Buyer as to whether the Seller will defend and indemnify such Buyer Indemnified Party. In the event of the assertion of a Claim against any Buyer Indemnified Party which may give rise to a right of indemnity, Buyer shall allow the Seller to, and the Seller shall, at its expense, defend against, compromise or settle such Claim with counsel of the Seller's selection. As a condition of the Seller's obligation under Section 13.1, Buyer shall, at its own expense, provide such documents, records and other evidence in its possession, and access to such employees, as the Seller may reasonably request, shall cooperate with the Seller in defending such claim, and shall take no other action with regard to an indemnified Claim or any investigation, proceeding or action relating thereto, which is in derogation of the Seller's right of control or which has not been specifically requested or approved in advance by the Seller.

          (b) If by Buyer. In the event that the Seller or any of its Subsidiaries becomes aware of facts or events giving rise to obligations of Buyer to indemnify any Seller Indemnified Party under Section 13.2, the Seller shall notify Buyer of such fact or event in writing, setting forth specifically the obligation with respect to which the Claim is made, the facts giving rise to and the alleged basis for such Claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof. Such notice shall be given promptly following the discovery by such Seller Indemnified Party of facts which constitute the basis for a Claim against such Seller Indemnified Party which may give rise to a right of indemnity or promptly following receipt of notice of the assertion of a Claim against such Seller Indemnified Party which may give rise to a right of indemnity, whichever shall occur first; provided, that failure to so notify Buyer of any such Claim shall discharge Buyer of its liabilities and obligations hereunder only if and to the extent that Buyer is prejudiced thereby. Buyer shall notify the Seller within ten (10) business days following receipt of notice of a Claim from the Seller as to whether Buyer will defend and indemnify such Seller Indemnified Party. In the event of the assertion of a Claim against any Seller Indemnified Party which may give rise to a right of indemnity, the Seller or any of its Subsidiary shall allow Buyer to, and Buyer shall, at its expense, defend against, compromise or settle such Claim with counsel of Buyer's selection. As a condition of Buyer's obligation under Section 13.2, the Seller or such Subsidiary, at its own expense, shall provide such documents, records and other evidence in their possession, and access to such employees, as Buyer may reasonably request, shall cooperate with Buyer in defending such Claim, and shall take no other action with regard to any indemnified Claim or any investigation, proceeding or action relating thereto, which is in derogation of Buyer's right of control or which has not been specifically requested or approved in advance by Buyer.

     Section 13.4 Limitations of Indemnities. Notwithstanding the provisions of Sections 13.1, 13.2 and 13.3 hereof, no payment shall be made by an indemnifying party to an indemnified party based upon any claim of an indemnified party for any breach of representation or warranty under Section 13.1(b) or 13.2(d) until the amount of all such claims (after deducting insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall total, in the aggregate, five hundred thousand dollars ($500,000) for any liabilities (the "Minimum Damages"), in which event only the amount of such claims of the indemnified party in excess of the Minimum Damages (after deducting any insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall be subject to indemnification in accordance with the terms of Sections 13.1, 13.2 and 13.3 hereof. Notwithstanding the provisions of Sections 13.1, 13.2 and 13.3 hereof, the maximum liability of the Seller (in the aggregate) or of Buyer (in the aggregate) under this Article XIII with respect to claims under Section 13.1(d) and for breaches of representations and warranties under Sections 13.1(b) and 13.2(d) shall be limited to the Purchase Price.

          (a) The parties' respective obligations to indemnify each other for breaches of representations and warranties under Sections 13.1(b) or 13.2(c) hereof shall expire with respect to any Claims first asserted by Buyer or the Seller after the second (2nd) anniversary of the Closing Date (except for the representations and warranties contained in Sections 4.1(b) (Ownership of Transferred Subsidiaries), 4.1(m) (Employee Benefits) and 4.1(n) (Taxes) which shall expire with respect to any Claims first asserted after the date 90 days following the expiration of the applicable statute of limitations). Notwithstanding the foregoing, each party's obligations under this Article XIII shall not expire with respect to indemnity for (i) breaches of any covenant contained herein to be performed after such expiration date, (ii) any Claim for breach of representation or warranty first asserted on or prior to the applicable expiration date or (iii) any other matter for which any Seller Indemnified Party or any Buyer Indemnified Party is entitled to indemnification, including Assumed Liabilities, in the case of Buyer, and Retained Liabilities, in the case of the Seller, and this subsection 13.4(b) shall in no way affect the agreement of the parties with respect to the retention or allocation of liabilities as set forth in this Agreement.

          (b) Any calculation of damages for purposes of this Article XIII shall be (i) net of any insurance recovery actually received by the indemnified party (whether paid directly to such indemnified party or assigned by the indemnifying party to such indemnified party) and (ii) reduced by any net Tax benefit actually realized by the indemnified party arising from the deductibility of any such damages or Tax (it being understood that any net tax benefit not actually realized until after an indemnification payment is made must be reimbursed to the indemnifying party). Any dispute between the parties concerning the amount of any such Tax benefit actually realized by the indemnified party shall be reasonably determined by the Auditor; provided that nothing in this clause
     (ii) shall give an indemnifying party or its representatives the right to review the Tax Returns of the indemnified party or its Affiliates. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

     Section 13.5 Remedies. Following the Closing, the indemnification provisions set forth in this Article XIII shall be the Seller's and Buyer's sole and exclusive remedy against each other for any breach or misrepresentation of any covenant or representation made herein.


                                   ARTICLE XIV

                          TERMINATION OF THIS AGREEMENT


     Section 14.1 Termination. This Agreement and the transactions contemplated hereby (A) may be terminated at any time prior to the Closing (i) by consent of the Seller and Buyer; (ii) by the Seller if any of the conditions provided in
Article X of this Agreement have not been fulfilled or have not been waived by the Seller prior to the Closing, or upon any material breach or default by Buyer under this Agreement which material breach or default has not been cured within 30 days following the date of written notice thereof from Seller; or (iii) by Buyer if any of the conditions provided in Article XI of this Agreement have not been fulfilled or have not been waived by Buyer prior to the Closing, or upon any material breach or default by the Seller under this Agreement which material breach or default has not been cured within 30 days following the date of written notice thereof from Buyer; or (B) may be terminated by the Seller or Buyer if (i) due to no fault or delay of the terminating party, the Closing shall not have occurred on or prior to October 31, 2000; (ii) the purchase and sale of the Assets shall violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or (iii) there shall be a statute, rule or regulation which makes the purchase and sale of the Assets and the assumption of the Assumed Liabilities illegal or otherwise prohibited.

     Section 14.2 Termination Fee. In order to reimburse the Seller for its costs and expenses related to entering into this Agreement and to further induce the Seller to consummate the transactions contemplated hereby, in the event this Agreement is terminated or otherwise is not consummated due to the material default of Buyer which default was not cured on or before the later of (i) October 31, 2000 and (ii) the date that is 30 days after receipt of written notice thereof from the Seller, Buyer shall pay to the

Seller an amount equal to $3,000,000 in cash as liquidated damages, as Seller's sole and exclusive remedy in full settlement of any damages of any nature or kind that Seller may suffer or allege to suffer as the result of any default or breach by Buyer. In the event of such termination, the parties agree that this sum shall be in lieu of any and all other relief to which the Seller might otherwise be entitled due to Buyer's breach of, or default under, this Agreement. In order to reimburse Buyer for its costs and expenses related to entering into this Agreement and to further induce Buyer to consummate the transactions contemplated hereby, in the event this Agreement is terminated or otherwise is not consummated due to the material default of the Seller which material default was not cured on or before the later of (i) October 31, 2000 and (ii) the date that is 30 days after receipt of written notice thereof from Buyer, the Seller shall pay to Buyer an amount equal to $3,000,000 in cash as liquidated damages, as Buyer's sole and exclusive remedy in full settlement of any damages of any nature or kind that Buyer may suffer or allege to suffer as the result of any default or breach by the Seller. In the event of such termination, the parties agree that this sum shall be in lieu of any and all other relief to which Buyer might otherwise be entitled due to the Seller's breach of, or default under, this Agreement.

     Section 14.3 Effect of Termination In the event of termination of this Agreement as provided in Section 14.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as provided in Section 14.2.


                                   ARTICLE XV

                                  MISCELLANEOUS


     Section 15.1 Amendments. Buyer and the Seller may only amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing signed by an authorized officer of each party.

     Section 15.2 Waivers. Buyer and the Seller may only extend the time for, or waive the performance of, any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement in writing signed by an officer of such party.

     Section 15.3 Public Announcements. None of the parties shall make, issue or release any oral or written public announcement or statement concerning, or acknowledge the existence of, or reveal the terms, conditions and status of, the transactions contemplated by this Agreement, without the other parties' prior written approval of, and concurrence in, the contents of such announcement, acknowledgment or statement, except as may be required by law or pursuant to any order of any court or governmental agency, tribunal or regulatory authority.

     Section 15.4 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by telecopy or prepaid overnight courier, if to Buyer, addressed to the attention of W. Robert Dahl, GS Acquisition Co., c/o TC Group, L.L.C., 520 Madison Avenue, 41st Floor, New York, NY 10022, Telecopier Number
(212) 381-4901 with a copy to the attention of Daniel T. Lennon, Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004, Telecopier:
(202) 637-2201; and if to the Seller, addressed to the attention of General Counsel, Gentiva Health Services, Inc., 175 Broad Hollow Road, Melville, NY 11747, Telecopier Number (631) 844-7414 with a copy to Helene Banks, Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005, Telecopier Number (212) 269-5420. Any notice or other communication transmitted in accordance with this
Section 15.4 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if telecopied, upon transmission and confirmation of receipt.

     Section 15.5 Entire Agreement. The Disclosure Schedule and Exhibits are incorporated into this Agreement by reference. This Agreement and the Disclosure Schedule and Exhibits hereto embody the entire agreement between and among the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between or among Buyer and the Seller or between or among any agents, representatives, parents, Subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are void and replaced hereby. If there is any discrepancy or inconsistency between the terms of this Agreement and any other agreement executed by or on behalf of the Seller to transfer any of the Assets or assign any of the Assumed Liabilities, the terms of this Agreement shall supersede and replace the terms of any such other agreement with respect to any such discrepancy or inconsistency.

     Section 15.6 Assignability; Third-Party Rights. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party; provided, however, that Buyer may, without the prior written consent of the Seller, assign its rights and obligations hereunder in whole or in part (i) to an Affiliate of Buyer, (ii) to any Person providing financing to Buyer in connection with the transactions contemplated hereby as security for Buyer's obligations to such Person or (iii) to any Person who acquires all or a portion of the capital stock of the Transferred Subsidiaries from Buyer following the Closing (by merger, recapitalization, sale of stock or otherwise) or all or substantially all of the Assets of the Business, provided, in each case, that Buyer remains bound by the terms and conditions of this Agreement; provided, further, that the Seller may, without the prior written consent of the other party, assign its rights and obligations hereunder, in whole or in part, at any time after the Closing in connection with any sale of all or substantially all of the assets of Seller and its Subsidiaries or to a Person who acquires all of the Capital Stock of the Seller following the Closing (by merger, recapitalization or otherwise). In the event that any assignment is made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in this Section 15.6, nothing in this Agreement, express or implied, shall be deemed to confer upon any other Person, including, without limitation, employees of the Business, any rights or remedies under, or by reason of, this Agreement; provided, that such other

Persons shall not be deemed to include corporate Affiliates, licensed Affiliates, successors or permitted assigns of any party, or permitted transferees of the Licenses.

     Section 15.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. All parties consent to the jurisdiction of all state and federal courts of record situated in the State of New York. Service of process upon any party shall be deemed, in every respect, effective upon such party if made by prepaid registered or certified mail, return receipt requested, or if personally delivered against receipt to the address set forth in Section 15.4 or to such other address as a party may designate in writing to the others.

     Section 15.8 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 15.9 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 15.10 Waiver of Bulk Transfer Requirements. Buyer hereby waives compliance with all provisions of the Bulk Sales Laws, if applicable to the transactions herein contemplated, and in consideration of such waiver the Seller agrees to indemnify Buyer against and hold it harmless from any and all loss, cost, damage, liability, deficiency or expense resulting from or arising out of such noncompliance to the extent not involving an Assumed Liability, provided that the provisions of Article XIII hereof shall apply to this indemnity as if it were set forth therein, except for the limitations established by Section 13.4, which shall not apply.

     Section 15.11 Expenses. Except as otherwise specifically provided herein, each of the parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby other than fees related to compliance with the HSR Act which shall be paid one-half by Buyer and one-half by the Seller.

     Section 15.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any court having jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

                                   ARTICLE XVI

                                   DEFINITIONS


     Section 16.1 Definitions.

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any Person, any person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person (including without limitation its respective officers, directors and employees); provided that in no event shall Buyer or the Business be treated as an Affiliate of the Seller, nor shall any person directly or indirectly controlled by Buyer or the Business (including, without limitation, its officers, directors and employees) as a result of such person's relationship with Buyer or the Business be treated as an Affiliate of the Seller. For this purpose, "control" means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Books and Records" means (a) all records and lists of the Seller and its Subsidiaries to the extent pertaining to the Business, (b) all product, business and marketing plans of the Seller and its Subsidiaries to the extent pertaining to the Business and (c) all books, ledgers, files, reports, plans and operating plans to the extent pertaining to the Business.

     "Bulk Sales Laws" means Article 6 of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction and all other applicable bulk sales laws.

     "Business" means the Seller's business at the locations identified in
Section 1.1(e) of the Disclosure Schedule, that is engaged in the business of providing (v) licensed and non-licensed healthcare personnel, (w) medical testing and laboratory personnel, (x) therapy or rehabilitative personnel, (y) mental health providers or (z) administrative personnel, including, without limitation, billers, coders and personnel who supervise, coordinate or facilitate the provision of healthcare providers by other persons as supplemental staff or on a direct placement basis to third party entities; provided that the term "Business" shall not include (i) any of the Seller's or its Subsidiaries' other businesses that are not described in this definition (whether or not provided at the locations listed in Section 1.1(e) of the Disclosure Schedule), (ii) the Seller's staffing services provided from locations not identified in Section 1.1(e) of the Disclosure Schedule or (iii) the provision of nurses, nursing assistants, home health aids or sales personnel
(a) to or on behalf of individuals at the request of such individuals or on their behalf, (b) in connection with the conduct of clinical trials, research projects, educational programs and the promotion and launching of drugs and devices, (c) to individual or group practitioners in connection with the Seller's and its Subsidiaries' home care business or (d) to other home healthcare entities.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract/Administrative Employees" means the employees listed in Section
7.6 to the Disclosure Schedule and those other employees who replace the employees listed on such Schedule prior to the termination of the Transition Services Agreement.

     "Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof, and forming a part of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations described in Section 414(b), (c), (m) or
(o) of the Code of which the Seller is a member.

     "ERISA Plan" means an employee benefit plan (including any multiemployer plan as defined in 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or
Section 302 of ERISA and is or within the past 6 years has been maintained or contributed to or required to be contributed to by the Seller or any ERISA Affiliate of the Seller.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property Rights" means (i) any rights to patents, trademarks, service marks, trade names, copyrights (whether registered or unregistered and including pending applications by the Seller or any of its Subsidiaries for any of the foregoing), technical documentation logos, corporate names, protected models, data, created works, trade secrets, designs, plans, specifications, technology, know-how, methods, concepts and other proprietary rights, and (ii) rights under any licenses to use any of the foregoing, in each case, that are owned or possessed by the Seller or its Subsidiaries.

     "Knowledge of Seller" means, with respect to any representation or warranty, that no Person named in Exhibit H has any actual knowledge that any such representation or warranty is not true and correct to the same extent as provided therein.

     "Know-How" means the informational and experiential expertise related to practical applications of the Intellectual Property Rights.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

     "Leased Real Property" means all property leased by the Seller or any of its Subsidiaries and used in the Business as of the date hereof.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Material Adverse Effect" means any change in, or effect on the Business that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the assets, liabilities, business, operations, or condition (financial or otherwise) of the Business.

     "Permitted Liens" means (a) liens for taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings,
(b) worker's, repairmen's and similar liens imposed by Law that have been incurred in the ordinary course of business, (c) minor imperfections of title and encumbrances which, individually or in the aggregate, are not substantial in amount and do not materially detract form the value of or impair the use of the affected properties or assets to which they relate, (d) retention of title agreements with suppliers entered into in the ordinary course of business or (e) liens described in Section 16.1 of the Disclosure Schedule.

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Pre-Closing Tax Liabilities" means all Taxes of the Seller and its Subsidiaries (including the Transferred Subsidiaries) to the extent that such Taxes (1) are attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (based on an interim closing of the books as of the end of the Closing Date, except for property or other ad valorem Taxes, which shall be pro rated on a daily basis), (2) are not accrued or reserved on the Closing Balance Sheet, (3) are not attributable to any action taken by Buyer (or its affiliates) or the Taxpayers after the Closing that is not in the ordinary course of business and (4) are not payable by Buyer under Section 7.3 hereof.

     "Purchase Price" means $67,500,000.

     "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Business from third parties, including, without limitation, payors and customers, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" or "Subsidiaries" means, with respect to any Person, any other Person more than 50% of the voting securities of which are owned directly or indirectly by such Person or one or more of the Subsidiaries of such Person or which is otherwise controlled by such Person and its Subsidiaries by contract or otherwise.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or amendment thereto, and including any amendment thereof.

     "Trade Secrets" means that information possessed by a party that derives independent economic value from not being generally known and not being readily ascertainable by persons who can obtain economic value from its disclosure or use and that reasonable efforts have been and are being made by the party to keep such information secret.

     Section 16.2 Other Defined Terms.

                                                             Section in
     Defined Term                                            Which Defined
     ------------                                            -------------

     A/R Determination Date                                  3.3(b)
     ----------------------
     Adjustment Amount                                       3.2(c)
     -----------------
     ADSP                                                    9.6
     ----
     Agreement                                               Preamble
     ---------
     AGUB                                                    9.6
     ----
     Allocation                                              9.5
     ----------
     Assets                                                  1.1
     ------
     Assigned Contracts                                      1.1(g)
     ------------------
     Assumed Liabilities                                     2.1
     -------------------
     Auditor                                                 3.2(b)
     -------
     Buyer                                                   Preamble
     -----
     Buyer Indemnified Party                                 13.1
     -----------------------
     Buyer's Health Plans                                    8.4
     --------------------
     Buyer's Savings Plan                                    8.3
     --------------------
     Buyer's Savings Trust                                   8.3(i)
     ---------------------
     Buyer's Welfare Plans                                   8.4
     ---------------------
     Claims                                                  13.1
     ------
     Closing                                                 12.1
     -------
     Closing Balance Sheet                                   3.2(a)
     ---------------------
     Closing Cash Consideration                              3.1
     --------------------------
     Closing Date                                            12.1
     ------------
     Closing Date Net Working Capital                        3.2(a)
     --------------------------------
     COBRA                                                   4.1(m)
     -----
     Co-Located Properties                                   7.7
     ---------------------
     Collection Period                                       3.3
     -----------------
     commercially reasonable                                 7.1(b)
     -----------------------
     Continuing Employee                                     8.1
     -------------------

                                                             Section in
     Defined Term                                            Which Defined
     ------------                                            -------------
     Deficit Amount                                          3.2(d)
     --------------
     Determination Date                                      3.2(b)
     ------------------
     Difference                                              3.3(b)
     ----------
     Election                                                9.6
     --------
     employee                                                8.1
     --------
     Employee Benefit Plans                                  4.1(m)
     ----------------------
     Environmental Laws                                      4.1(x)
     ------------------
     Escrow Agent                                            3.1
     ------------
     Escrow Agreement                                        3.1
     ----------------
     Escrow Amount                                           3.1
     -------------
     Excluded Assets                                         1.2
     ---------------
     Excluded Marks                                          1.2(b)
     --------------
     Financial Statements                                    4.1(f)
     --------------------
     Fixed Assets                                            1.1(f)
     ------------
     Forms                                                   9.6
     -----
     GAAP                                                    4.1(f)
     ----
     Increase Amount                                         3.2(d)
     ---------------
     Initial Term                                            7.7
     ------------
     Interim Balance Sheet                                   4.1(f)
     ---------------------
     Interim Statement of Operations                         4.1(f)
     -------------------------------
     Leased Real Property                                    4.1(t)
     --------------------
     Licenses                                                1.1(h)
     --------
     Material Agreements                                     4.1(k)
     -------------------
     Minimum Damages                                         13.4
     ---------------
     Net Working Capital                                     3.2(a)
     -------------------
     Oral Agreements                                         4.1(k)
     ---------------
     Outstanding A/R                                         3.3(a)
     ---------------
     Real Property                                           1.1(e)
     -------------
     Reconciliation Statement                                3.3(a)
     ------------------------
     Restricted Markets                                      5.8
     ------------------
     Retained Liabilities                                    2.2
     --------------------
     Sale Confidentiality Agreements                         5.5
     -------------------------------
     Seller                                                  Preamble
     ------
     Seller Acquired Company                                 5.8
     -----------------------
     Seller Covered Business                                 5.8
     -----------------------
     Seller Covered Business Report                          5.8
     ------------------------------
     Seller Indemnified Party                                13.2
     ------------------------
     Seller Savings Plan                                     4.1(m)
     -------------------
     Seller Welfare Plans                                    8.4
     --------------------
     Seller's Savings Trust                                  8.3(i)
     ----------------------

                                                             Section in
     Defined Term                                            Which Defined
     ------------                                            -------------

     Taxes                                                   1.2(e)
     -----
     Taxpayers                                               4.1(n)
     ---------
     Transferred Employee Benefit Plan                       4.1(m)
     ---------------------------------
     Transferred Intellectual Property                       1.1(m)
     ---------------------------------
     Transferred Shares                                      1.1(b)
     ------------------
     Transferred Subsidiaries                                1.1(b)
     ------------------------
     Workers' Compensation Accrual Amount                    3.2(a)
     ------------------------------------
     Working Capital Adjustment Distribution Amount          3.3(b)
     ----------------------------------------------
     Year-End Balance Sheet                                  4.1(f)
     ----------------------
     Year-End Statement of Operations                        4.1(f)
     --------------------------------

     Section 16.3 Gender; Numbers. All references in this Agreement to the masculine, feminine or neuter gender shall, where appropriate, be deemed to include all other genders. All plurals used in this Agreement shall, where appropriate, be deemed to be singular and vice versa.

                           PURCHASE AND SALE AGREEMENT


     IN WITNESS WHEREOF, Buyer and the Seller have each caused this Agreement to be executed as of the day, month and year first above written.


                              GENTIVA HEALTH SERVICES, INC.


                              By:    /s/ John J. Collura
                                     -------------------------------------------
                                     Name:  John J. Collura
                                     Title:    Executive Vice President, Chief
                                                 Financial Officer and Treasurer


                              GS ACQUISITION CO.


                              By:    /s/ Ralph J. Friedmann
                                     -------------------------------------------
                                     Name:  Ralph J. Friedmann
                                     Title:    President